                                                                  Exhibit 10.86

                         [CONFIDENTIAL TREATMENT REQUESTED]

[Certain confidential information has been omitted from the Agreement and filed separately with the Securities and Exchange Commission pursuant to a request by Registrant for confidential treatment pursuant to Rule 24b-2. The omitted confidential information has been identified by the following statement:
"CONFIDENTIAL TREATMENT REQUESTED".]

Notarial Deed A. Prot. 1996/20
dated 17 February 1996 of the
Notary Public Dr. Werner Wenger, Basle


                                    NOTARIAL DEED
                        -------------------------------------
                          PURCHASE AND ASSIGNMENT AGREEMENT

Negotiated in Basle, Switzerland on the 17th day of February 1996.

Before the notary public Dr. Werner Wenger with place of office in Basle appeared today:

1. MR. BERND CROMME, born 8 August 1939, attorney-at-law, of German nationality, domiciled at D-65812 Bad Soden,

2. DR. HANS KUPPER, born 17 July 1944, bio-chemist, of German nationality, domiciled at D-35039 Marburg,

     both acting not for themselves, but with a power of attorney for BEHRINGWERKE AG, with an office at Marburg (Lahn), registered at the commercial register of Marburg (Lahn) under HR B 1055, with notarial confirmation of representation, an authenticated copy of which constitutes APPENDIX A to this document;

3. DR. EKKEHARD MOESER, born 20 July 1947, attorney-at-law, domiciled at D-60389 Frankfurt am Main, not acting for himself but

     a) with a power of attorney for 31, CORSA VERWALTUNGSGESELLSCHAFT MBH, with an office at Frankfurt am Main, with notarial confirmation of representation, the original of which constitutes APPENDIX B to this document;

     b) with a power of attorney for CHIRON CORPORATION, with an office at California, with notarial confirmation of representation, the original of which constitutes APPENDIX C to this document.

The foregoing persons identified themselves to the notary public by presenting valid official national identity cards or passports.

Such persons and the notary public declared that they all have sufficient knowledge of the English language to follow the notarization, which, at the request of all the parties, will be conducted in English.

Such persons confirmed that they do not wish this document to be translated into the German language nor do they wish that a German translation of this document be added as an annex to this document.

From a conversation with such persons, the notary public took evidence that each of them has sufficient command of the English language to follow and to understand the document here notarized.

The foregoing persons request that the notary public notarize the following:


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                                          3


                          PURCHASE AND ASSIGNMENT AGREEMENT

between

Behringwerke Aktiengesellschaft,
(hereinafter "Behringwerke")
                                                          - ON THE ONE SIDE -

AND

(1)  31. CORSA Verwaltungsgesellschaft mbH,

     (to be renamed "Chiron Biocine GmbH")

     (hereinafter "Buyer")


(2)  Chiron Corporation,

     (hereinafter "Guarantor")

                                                          - ON THE OTHER SIDE -.

(Behringwerke and Buyer are collectively hereinafter referred to as the "Parties" or individually as the "Party", as the context requires.)


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                                          4


TABLE OF CONTENTS


Directory of Annexes                                                         5

Preamble                                                                     6

1.   Facts; Covenants                                                        6

2.   Sale and Assignment                                                     7

3.   Put and Call; Shareholders' Agreement                                   8

4.   Purchase Price                                                          9

5.   Condition Precedent                                                    12

6.   Operating Lease Agreement                                              13

7.   Behringwerke's Representation and Warranties                           14

8.   Use of Name                                                            20

9.   Buyer's Representation and Warranties                                  21

10.  Cooperation after the Closing Date                                     22

11.  Non-Competition                                                        22

12.  Confidentiality                                                        23

13.  Merger Control                                                         23

14.  Indemnification; Guarantee                                             24

15.  Miscellaneous                                                          24


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                                          5


DIRECTORY OF ANNEXES

Annex 1.4 (a)    -    Contribution Agreement

Annex 1.4 (b)    -    Partnership Agreement

Annex 3.4        -    Shareholders' Agreement

Annex 4.6        -    Investment Plan for 1996

Annex 4.7        -    Terms and Conditions for Commission

Annex 7.1.16     -    Third Party Consents Agreements

Annex 7.1.18     -    Liens, Pledges, Usufructs and other Encumbrances

Annex 7.1.19     -    Financial Statements

Annex 8          -    Use of Name and Logo

Annex 11         -    Hoechst Letter

PREAMBLE

A. Object of Behringwerke, a stock company (AKTIENGESELLSCHAFT) incorporated under the laws of Germany, is, inter alia, the production and distribution of pharmaceutical products for human and animal use.

B. Object of Buyer, a GmbH organized under the laws of Germany, is the distribution of pharmaceutical products for human use.

C. The Parties propose to enter into a joint venture in the field of human vaccines, pursuant to which Behringwerke will contribute its human vaccine business (hereinafter the "Business") to a newly organized limited partnership (hereinafter "VuCo GmbH & Co."). Buyer will purchase a 49% interest in the limited partnership and Buyer will have an option to purchase, and Behringwerke will have an option to require Buyer to purchase, the remaining 51% interest.

NOW, THEREFORE, the Parties hereto agree as follows:

1.   FACTS; COVENTANTS

1.1 Behringwerke is the sole shareholder of 32. CORSA Verwaltungsgesellschaft mbH (hereinafter "VuCo GmbH") and is holding two shares with a nominal value of DM 25,000 and DM 25,000 representing 100% of the stated capital of VuCo GmbH (hereinafter the "Shares"). VuCo GmbH is registered at the commercial register of Amtsgericht Frankfurt a.M. under HR B 40994.


1.2 Behringwerke is the sole limited partner (KOMMANDITISTIN) of VuCo GmbH & Co.; application has been filed for registration at the commercial register of Amtsgericht Marburg. Behringwerke's limited partnership interest will be fully contributed pursuant to the Contribution Agreement as defined in clause 1.4; an application has been filed to have registered as liability amount of Behringwerke at the commercial register an amount of DM 70,000 (in words: Deutsche Mark seventy thousand) (VOLL GELEISTETE KOMMANDITEINLAGE UND REGISTRIERTE HAFTEINLAGE).


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                                          7

1.3 Behringwerke is also the sole owner of Institut fur Produkttest und Verbrauchsforschung GmbH. ("IPV").

1.4 Presently "IPV" is the sole general partner of VuCo GmbH & Co. Behringwerke shall immediately after the date hereof cause VuCo GmbH to replace IPV as general partner of VuCo GmbH & Co. and immediately after such replacement Behringwerke shall execute, and shall cause VuCo GmbH & Co. to execute, the Contribution Agreement attached as ANNEX 1.4 (a) ("the Contribution Agreement") and the limited partnership agreement attached as ANNEX 1.4 (b) (the "Partnership Agreement"), the latter with effect as of the Closing Date and also to be entered into by Buyer.

2.   SALE AND ASSIGNMENT

2.1 Behringwerke hereby sells to Buyer and Buyer hereby purchases from Behringwerke from its share in VuCo GmbH with a nominal value of DM 25,000 (in words: Deutsche Mark twenty-five thousand) a partial share with a nominal value of DM 24,500 (in words: Deutsche Mark twenty four thousand five hundred) after split of such share in two shares with nominal values of DM 500 (in words: Deutsche Mark five hundred) and DM 24,500 (in words:
     Deutsche Mark twenty-four thousand five hundred). The transfer of the purchased share shall have effect as of the Closing Date, subject to the occurrence of all of the conditions at the Closing Date as defined in clause 5.1. (The sold share in VuCo GmbH is hereinafter referred to as the "GmbH Share".) From the Closing Date, Buyer shall be entitled to all dividend rights and all other secondary rights of the GmbH Share.

2.2 Behringwerke hereby sells to Buyer and Buyer hereby purchases from Behringwerke 49% of its limited partnership interests in VuCo GmbH & Co. including 49% of all capital accounts and of any other rights Behringwerke may have in VuCo GmbH & Co. (the "Limited Partnership Interest") with economical effect as of the Closing Date subject to the occurrence of all of the conditions at the Closing Date. Buyer shall be entitled to all dividend rights and all other secondary rights of a limited partner of VuCo GmbH & Co. with respect to the Limited Partnership Interest.

2.3 Behringwerke hereby assigns to Buyer with effect in rem as of the Closing Date the GmbH Share and the Limited Partnership Interest, and Buyer accepts such assignment from Behringwerke.

     The effectiveness in rem of the assignment of the GmbH Share and the Limited Partnership Interest shall in any case be subject to the condition precedent of payment of the Fixed Cash Purchase Price and of the Lease Compensation payable to Behringwerke pursuant to clauses 4.1 and 4.2 and the other conditions of clause 5.1.

2.4 Behringwerke shall cause VuCo GmbH to consent to the split of the DM 25,000 share and to the transfer of the Limited Partnership Interest.


3.   PUT AND CALL; SHAREHOLDERS' AGREEMENT

3.1 Behringwerke herewith grants to Buyer the option (the "Chiron Call Option") to require Behringwerke to sell to Buyer all of the remaining shares of Behringwerke in VuCo GmbH and all of the remaining limited partnership interests in VuCo GmbH & Co. (the "Option Interests"). Buyer may exercise the Chiron Call Option within each of the following periods: March 1998, March 1999, March 2000, March 2001 (the "Call Option Periods"). For the purpose of executing the Chiron Call Option Behringwerke hereby irrevocably offers to the Buyer to sell the Option Interests within any of the Call Option Periods on the terms and conditions set forth herein. Buyer may exercise the Chiron Call Option by accepting the offer of Behringwerke by notarial deed within each of the Call Option Periods, PROVIDED THAT, Buyer gives a notice to Behringwerke 30 days before accepting the offer.

3.2 Buyer herewith grants to Behringwerke the option to require Buyer to buy from Behringwerke the Option Interests (the "Behring Put Option"). Behringwerke may exercise the Behring Put Option within March 2001 (the "Put Option Period"). For the purpose of executing the Behring Put Option Buyer hereby irrevocably offers to Behringwerke to buy the Option Interests within the Put Option Period on the terms and conditions set forth herein. Behringwerke may exercise the Behring Put Option by accepting the offer of Buyer by notarial deed within the Put Option Period, PROVIDED THAT, Behringwerke gives a notice to Buyer 30 days before accepting the offer.

     In case a bankruptcy proceeding or composition proceeding is commenced with regard to the assets of VuCo GmbH or VuCo GmbH & Co., or the commencement of such proceedings is rejected due to lack of assets, Behringwerke is entitled to immediately exercise the Behring Put Option with a notice period of thirty days, PROVIDED THAT such notice shall not become effective if Buyer arranges that the continuation of VuCo GmbH and VuCo GmbH & Co. as a going concern is secured within such notice period.

3.3 Subject to the condition that either the Chiron Call Option or the Behring Put Option is exercised pursuant to clauses 3.1 or 3.2 above and subject to the further condition that the payment of the Option Purchase Price pursuant to clause 4.3 is made, Behringwerke hereby assigns to the Buyer the Option Interests and the Buyer accepts such assignment. Behringwerke represents and warrants that as of the effective date of such assignment, it is the sole owner of such Option Interests and that the Option Interests are fully paid, not repaid and free and clear of any encumbrances and not subject to any restrictions on disposition, any preemptive rights, option rights, rights of first refusal or similar rights, all with respect to rights of third parties.

3.4 Buyer and Behringwerke herewith enter into the Shareholders' Agreement attached as ANNEX 3.4 which governs the Parties' shareholder rights in VuCo GmbH and VuCo GmbH & Co. for the time period until the exercise of the Chiron Call Option or the Behring Put Option.

4.   PURCHASE PRICE

4.1 The purchase price owed by Buyer for the GmbH Share and the Limited Partnership Interest is DM 171,500,000 (in words: Deutsche Mark one hundred and seventy-one million and five hundred thousand) (hereinafter the "Fixed Cash Purchase Price"). The payment of the Fixed Cash Purchase Price is due and payable on the Closing Date.

4.2 In addition to the Fixed Cash Purchase Price, Buyer shall pay to Behringwerke on the Closing Date 49% of the amount VuCo GmbH & Co. actually receives as rent under section 3.1 of the Operating Lease Agreement (the "Lease Compensation") entered into pursuant to the Contribution Agreement.

4.3 The purchase price owed by Buyer for the Option Interests is DM 178,500,000 (in words: Deutsche Mark one hundred seventy-eight million and five hundred thousand) plus an amount equal to 51% of the Lease Compensation and plus an option fee calculated on such amounts at a rate of 5.125 % p.a. (in words: five and one eighth percent) compounded annually for the time period between the Closing Date and the due date under this clause 4.3 (the "Option Purchase Price"). Any dividends (ENTNAHMEN) received by Behringwerke from VuCo GmbH or VuCo GmbH & Co., plus interest, if and to the extent appropriate, on such amounts at a rate of 5.125 % p.a. (in words: five and one eighth percent) compounded annually for the time period between receipt of such dividend and receipt of payment under this clause 4.3 shall be credited to the Option Purchase Price, if due.

     The Option Purchase Price shall be due and payable within five days of the date of the notarization of the acceptance of the Chiron Call Option or the Behring Put Option, as the case may be.

4.4 Buyer shall make any payments owed under this clause 4 by wire transfer free of cost until 11:00 h at the respective due date to the following account of Behringwerke:

                                Commerzbank AG Marburg
                     A/C No. 391 0023 (BLZ/Bank ID-No 533 400 24)

     or any other account as designated by Behringwerke.

4.5 If the Closing Date is deferred for the sole reason that Buyer did not pay the full amount of the Fixed Cash Purchase Price and 49 % of the Lease Compensation or if Buyer does not pay the Option Purchase Price when due, then starting from such date at which the Closing Date otherwise would have occurred or the Option Purchase Price was due, the respective amount owed by Buyer shall bear interest until receipt of payment at a rate of 3-month FIBOR plus 10 basis points p.a.

4.6 The Fixed Cash Purchase Price and the Option Purchase Price include an amount of DM 35,000,000 (in words: Deutsche Mark thirty-five million) as consideration for the contribution of Stock in VuCo GmbH & Co. by Behringwerke pursuant to the Contribution Agreement or the Operating Lease Agreement and for investments in the Business which may be activated and which are implemented by Behringwerke since 1 January 1996 (the "New Investments"). The investments for 1996, as currently planned, approximate DM 6,700,000 (in words: Deutsche Mark six million seven hundred thousand) and are shown in the investment plan attached as ANNEX 4.6 which Behringwerke may alter at its discretion subject to this Agreement and the Contribution Agreement at any given time. Behringwerke will consult with Buyer from time to time regarding the implementation of such plan and any amendments thereto. The Parties shall make an inventory close to the Closing Date with respect to such Stock and the New Investments. The Parties shall evaluate the Stock and the New Investments considering generally accepted accounting principles in Germany and the principle of balance sheet consistency. If the value of the Stock and the New Investments as determined in accordance with the foregoing provisions, exceeds DM 35,000,000, an amount of 49% of such excess amount shall be paid by Buyer to Behringwerke within 4 weeks after the Closing Date. If the value of the Stock and the New Investments as determined in accordance with the foregoing provisions is lower than DM 35,000,000, an amount of 49% of such shortfall shall be paid by Behringwerke to Buyer within 4 weeks after the Closing Date. As from the Closing Date any such payment owed by Buyer to Behringwerke, or by Behringwerke to Buyer, as the case may be, shall bear interest at a rate of 3-month FIBOR p.a. compounded annually. The remaining 51% of the balance shall be due and payable by Buyer to Behringwerke, or vice versa, as the case may be, at the date of the payment under clause 4.3, plus interest at a rate of 5.125% (in words: five and one eighth percent) compounded annually for the time period between Closing Date and receipt of such balance payment.

4.7 In addition to any purchase price payments hereunder, Buyer agrees to pay or to cause VuCo GmbH & Co. to pay to Behringwerke a yearly commission ("Commission") on the sales of Buyer's vaccine products listed in ANNEX 4.7 in Germany calculated as [CONFIDENTIAL TREATMENT REQUESTED] of the excess of sales as forecast in ANNEX 4.7. Any such Commission shall be payable for each of the years through 2001, regardless of the date of exercise of the Chiron Call Option or the Behringwerke Put Option, all further regulated in ANNEX 4.7. To be clear: any such Commission received by Behringwerke will not reduce the Fixed Cash Purchase Price and/or the Option Purchase Price, if any.

4.8 Buyer cannot set off any claims including claims pursuant to clause 7 of this Agreement, it may have against any payments under this clause 4 unless the counterclaim is undisputed or non-appealable. The exercise of rights of retention of Buyer, if any, is also excluded. The same applies to payment obligations of Behringwerke pursuant to clause 4.6.

5.   CONDITION PRECEDENT

5.1 The date of perfection (VOLLZUG) of the transactions contemplated in this Agreement (the "Closing Date") is subject to the occurrence of each of the following conditions:

     5.1.1 VuCo GmbH & Co. is holding all official approvals for the operation of the Business as currently conducted pursuant to the ARZNEIMITTELGESETZ, GENTECHNIKGESETZ, TIERSCHUTZGESETZ and BUNDESSEUCHENGESETZ;

     5.1.2 the Operating Lease Agreement (cf. clause 6) has been terminated with effect as of the Closing Date;

     5.1.3 the Contribution Date pursuant to the Contribution Agreement has already occurred;

     5.1.4 the approval contemplated in Art. 7 of the Contribution Agreement shall have been obtained and the respective other contracting party referred to therein shall have consented to an assignment of the contract described in ANNEX 7 of the Contribution Agreement to VuCo GmbH & Co. (as VuCo GmbH & Co. will exist upon purchase of the GmbH Share and the Limited Partnership Interest by Buyer contemplated hereby); and

     5.1.5 the necessary merger control approvals pursuant to clause 13 have either been granted, regardless of whether subject to any conditions, or the implementation of this Agreement cannot be prohibited by the merger control authorities due to lapse of time.

5.2  The Parties shall use their best efforts that the events stated in clause
     5.1 will be fulfilled as soon as possible and they will promptly inform each other of the occurrence of any event stated in clause 5.1. All conditions shall be deemed to have occurred as soon as the Parties informed each other in writing of such occurrence.

5.3 Until Behringwerke shall have obtained the necessary approval referred to in clause 5.1.4, either party may initiate the following procedure by written notice, which may not be given earlier than 60 (sixty) days after the date hereof. If the condition precedent stated in clause 5.1.4 has not been fulfilled within such 60 (sixty) days period, each Party shall be entitled to terminate this Agreement, effective on five (5) days written notice to the other Party, without any Party being obliged to pay or entitled to receive any compensation by reason of such termination to or from the other Party. Neither Party is entitled to terminate this Agreement if Behringwerke agrees at its own discretion within such period to effect a partial universal reorganization or other ways to reorganize in order to satisfy such condition and to indemnify Buyer against the cost and expense of any challenge regarding the effectiveness of such reorganization to cause the succession of VuCo

     GmbH & Co. to the contract described in Annex 7 of the Contribution Agreement without the consent of the respective other contracting party.

5.4 This Agreement shall be terminated if Closing Date has not occurred by October 31, 1996, unless mutually extended by the Parties.

5.5 On the Closing Date Behringwerke shall cause the managing director(s) (GESCHAFTSFUHRER) of VuCo GmbH to resign from office and Buyer and Behringwerke shall nominate a new managing director pursuant to the Shareholders' Agreement. Buyer shall also render a declaration that it waives all claims it or VuCo GmbH or VuCo GmbH & Co. may have against the resigning managing director.

5.6 On the Closing Date, Behringwerke shall deliver to Buyer a receipt for the purchase price received.

6.   OPERATING LEASE AGREEMENT

     The Operating Lease Agreement as provided for in the Contribution Agreement shall in any case become effective and shall run until the Closing Date. Behringwerke shall cause VuCo GmbH & Co. to agree to such effectiveness of the Operating Lease Agreement.

7.   BEHRINGWERKE'S REPRESENTATION AND WARRANTIES

7.1 Behringwerke represents and warrants in form of an independent guarantee (SELBSTANDIGES GARANTIEVERSPRECHEN) as of the date of this Agreement and the Closing Date, unless, otherwise stipulated and, excluding any further claims, that:

     7.1.1 it has all corporate-legal authorities to conclude and execute this Agreement and the execution and implementation of this Agreement have duly been authorized by all necessary corporate actions, in particular by its supervisory and managing bodies;

     7.1.2 assuming the necessary approvals referred to in clause 13 below will be granted and, except for circumstances exclusively within the sphere of Buyer, the execution, delivery and performance of this Agreement by Behringwerke do not and will not

     7.1.2.1 violate, conflict with or result in the breach of any provision of the Articles of Association or GESCHAFTSORDNUNG of Behringwerke,

     7.1.2.2 conflict with or violate any law, regulations, order, judgment, award, injunction, writ, decree or government order applicable to Behringwerke, nor

     7.1.2.3 require the consent of any third party including public authorities other than the approvals referred to in clauses 5.1.1 and 5.1.4;

7.1.3 it is the sole owner of the fully paid in GmbH Share and of the Limited Partnership Interest (hereinafter collectively the "VuCo Interests") and is entitled to sell and transfer to Buyer the full legal and beneficial ownership of the VuCo Interests, and Buyer will own such interests free and clear from any encumbrances and will thereby become the sole owner of the VuCo Interests;

          VuCo GmbH has a net equity (BILANZIELLES REINVERMOGEN - Section 266 III A HGB) in the amount of at least DM 50,000;

7.1.4 the VuCo Interests are not subject to any restrictions on disposition, any preemptive rights, option rights, rights of first refusal or similar rights of third parties;

7.1.5     the facts stated in clause 1 are true and correct;

7.1.6 no additional contribution obligations in cash or in kind (NACHSCHUBPFLICHTEN) exist with respect to VuCo GmbH and/or VuCo GmbH & Co.;

7.1.7 there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the VuCo Interests except as provided for in the articles of incorporation of VuCo GmbH and the Partnership Agreement;

7.1.8 the VuCo Interests do not constitute the entire property of Behringwerke within the meaning of sect. 419 of the Civil Code (BURGERLICHES GESETZBUCH);

7.1.9 The articles of incorporation (GESELLSCHAFTSVERTRAG) of VuCo GmbH are known to the Parties and will only be changed upon mutual consent;


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                                          15

7.1.10 ANNEX 1.4 (b) contains a true and correct copy of the Partnership Agreement to be effective on or before the Closing Date;

7.1.11 VuCo GmbH has not conducted any business activities other than administration as otherwise expressly contemplateed by this Agreement and is not subject to rights or obligations stemming from other business activities;

7.1.12 except for the JAHRESPRAMIENORDNUNG; ERFOLGSBETEILIGUNG, neither VuCo GmbH nor VuCo GmbH & Co. is bound by any control, profit transfer or other agreements of the type referred to in sect. 291, 292 ET SEQ. of the Stock Corporation Act (AKTIENGESETZ), and no silent participations (STILLE BETEILIGUNGEN), profit participating loans (PARTIARISCHE DARLEHEN), profit participations of management or employees or other similar obligations exist with respect to the profits of VuCo GmbH and/or of VuCo GmbH & Co. except for the Operating Lease Agreement (cf. clause 6);

7.1.13 sufficient insurance policies have been concluded and maintained to secure against risk arising in connection with the business of VuCo GmbH & Co. until the Closing Date; such insurance shall be continued for the period of joint ownership, while Hoechst is holding indirectly the majority in VuCo GmbH and VuCo GmbH & Co., unless VuCo GmbH & Co. and/or VuCo GmbH decides otherwise;

7.1.14 all warranties and representations granted by Behringwerke under the Contribution Agreement are true and correct, and Buyer is entitled to claim those warranties on behalf of VuCo GmbH & Co.;

7.1.15 between the date of this Agreement and the Closing Date, the Contribution Agreement will not be amended, the Business will be conducted in the ordinary course and consistent with past practice, and Behringwerke shall cause VuCo GmbH and VuCo GmbH & Co. not to enter into any transaction outside the ordinary course of business without the prior consent of Buyer. As amplification and not limitation of the foregoing, VuCo GmbH and/or VuCo GmbH & Co. will not:

7.1.15.1 make any loan to, guarantee any indebtedness of or otherwise incur any indebtedness on behalf of Behringwerke or any third party or assume any other unusual obligations;

7.1.15.2 redeem any of the capital or declare, make or pay any profit distributions (whether in cash, securities or other property);

7.1.15.3 enter into any arrangement under or similar to the Transformation Law (UMWANDLUNGSGESETZ);

7.1.15.4 purchase any assets or make any investments in excess of DM 50,000 (in words: Deutsche Mark fifty thousand), except as described in the capital investment plan, without the prior written consent of Buyer;

Behringwerke will not hire new employees attributable to the Business without the prior consent of Buyer; in case of replacement of leaving employees, such consent of Buyer shall not be unreasonably withheld;

7.1.16 neither the execution, delivery and performance of this Agreement by Behringwerke, the execution, delivery and performance of the Contribution Agreement by Behringwerke, VuCo GmbH and VuCo GmbH & Co., nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with Articles of Incorporation of Behringwerke or VuCo GmbH or the present partnership agreement of VuCo GmbH & Co., (ii) subject to clause 13 violate or conflict with any law, regulations, order, judgment, award, injunction, writ or decree applicable to Behringwerke, VuCo GmbH or VuCo GmbH & Co., (iii) subject to obtaining the third party consents with respect to the contracts listed in ANNEX 7.1.16 (the "Third Party Consents"), violate or conflict with, result in a breach of, or result in or permit the acceleration or termination of or constitute a default under (whether with notice or lapse of time or both) any agreement, instrument, indenture, mortgage, lien, lease or other contract to which Behringwerke, VuCo GmbH or VuCo GmbH & Co. is a party or by which any of them or their property or assets is bound, provided such violation, conflict, acceleration, termination of default individually or in the aggregate would have a material adverse effect on the Business; (iv) result in the creation of any lien, charge, or encumbrance on any of the property or assets of the Business which individually or in the aggregate would have a material adverse effect on the Business;

7.1.17 The Contribution Agreement completely and correctly identifies all contracts with licensors, contracts with licensees, leases, employment and labor agreements and other contracts relating to the Business (other than contracts with an annual payment obligation of no more than DM 50,000 and a term of less than one year). Except as disclosed in such Annexes, neither VuCo GmbH nor VuCo GmbH & Co. is a party or otherwise subject to (i) any contract, agreement or instrument evidencing or relating to any material amount of indebtedness for borrowed money or the deferred purchase price of property, or any direct or indirect guarantee of any such indebtedness or deferred purchase price, or (ii) any secrecy or other agreement or any injunction, judgment, order or award that (x) restricts the right of VuCo GmbH or VuCo GmbH & Co. to engage in any place in any line of business or (y) would restrict the right of VuCo GmbH or VuCo GmbH & Co. to engage in any place in any line of business after the Closing Date;

7.1.18 VuCo GmbH & Co. will receive good and marketable title to the intellectual property rights contributed pursuant to clause 3.1.1.1 of the Contribution Agreement and to the inventory and other stock contributed pursuant to clause 3.1.2 of the Contribution Agreement, and will also have good and marketable title to, or a valid leasehold interest in, the machinery, equipment and other fixed assets contributed pursuant to clause 3.1.1.2 of the Contribution Agreement, and except as expressly set forth in the Annexes to such clause or in ANNEX 7.1.18, all such assets are free and clear of any liens, pledges, usufruct, and other encumbrances;

7.1.19 to the best knowledge and belief of the management board (VORSTAND) of Behringwerke and officers (PROKURISTEN) of Behringwerke attributable to the Business, the financial statements contained in ANNEX 7.1.19 fairly present the financial position and results of operation of the Business at the respective dates and for the respective periods to which they apply;

7.1.20 Behringwerke has disclosed all facts and circumstances which are or which can reasonably be expected to be material to Buyer;

7.1.21 Behringwerke, VuCo GmbH and VuCo GmbH & Co. each is in compliance in all material respects with all laws, regulations, orders, judgments and decrees of any court or governmental or administrative authority applicable to the Business so that there will be no material detrimental impact for the Business in future;

7.1.22 Since June 30, 1995, there has not been (a) any material adverse change in financial condition, operations, business prospects or properties of the Business; (b) any acquisition or disposition of any of assets of the Business which may have a material and adverse effect on the ability of VuCo GmbH & Co. to conduct the Business as heretofore conducted; (c) any damage, destruction or loss to any properties or assets of the Business which may materially and adversely affect or impair VuCo GmbH & Co.'s ability to conduct the Business in the manner heretofore conducted; or
          (d) any other act or event outside of the ordinary course of business which may materially and adversely affect or impair the ability of VuCo GmbH & Co. to conduct the Business in the manner heretofore conducted;

7.2 In case of a breach of any of the representations and warranties under clause 7.1 the following applies:

     7.2.1 Behringwerke is entitled, with respect to the warranted items, to cure the breach. If Behringwerke fails to cure the breach within a reasonable period of time, such period not to exceed three months after Buyer has notified Behringwerke of the breach, or if immediate action is necessary (GEFAHR IM VERZUG), Behringwerke shall refund to Buyer the necessary amount spent by Buyer to establish the warranted status and this shall be Buyer's sole remedy.

     7.2.2 Buyer may only ask for recovery based on a warranty claim or on other claims connected therewith if the individual claim exceeds [CONFIDENTIAL TREATMENT REQUESTED] (in words:
               [CONFIDENTIAL TREATMENT REQUESTED]) and to the extent the aggregate of all such individual claims exceeds [CONFIDENTIAL TREATMENT REQUESTED] (in words: [CONFIDENTIAL TREATMENT REQUESTED]). The total amount of the claims here mentioned may not exceed [CONFIDENTIAL TREATMENT REQUESTED] (in words:
               [CONFIDENTIAL TREATMENT REQUESTED]) (the "Warranty Cap"), whereby any warranty claims of VuCo GmbH & Co. pursuant to the Contribution Agreement must be included in calculating the Warranty Cap and the corresponding deductible amounts. This clause 7.2.2 shall not apply with regard to clauses 7.1.1,
               7.1.2 and with regard to the net equity guarantee pursuant to clause 7.1.3 second paragraph.

7.3 To the extent that Buyer can raise a warranty claim for the same reason for which VuCo GmbH & Co. has raised and has got settled a warranty claim under the Contribution Agreement, Buyer is excluded to raise its warranty claim, notwithstanding that Buyer is entitled to claim those warranties on behalf of VuCo GmbH & Co.

7.4 Any claims regarding cancellation (WANDLUNG), rescission (RUCKTRITT) or challenge (ANFECHTUNG) of this Agreement or any other release from this Agreement, including any claim resulting from a liability due to breach of duty prior to contract (CULPA IN CONTRAHENDO), are excluded unless Buyer cannot reasonably be expected to adhere to this Agreement as a result of the breach of the guarantee pursuant to clause 7.1.22. A breach of clause 7.1.22 by way of example and not limitation is considered as occurred if VuCo GmbH & Co's business or plant is subject to dislocation or massive destruction of production facilities which after insurance proceeds would result in a decline in value in excess of DM 52,500,000 (in words: Deutsche Mark fifty-two million five hundred thousand). Such extraordinary right of rescission has to be exercised within two weeks after the Closing Date.

     Any further claims for damages because of a breach of one or more of the guarantees or representations and warranties made pursuant to clause 7 or any other liability of Behringwerke as well as claims based on breach of duty prior to contract (CULPA IN CONTRAHENDO) shall be excluded.

7.5  Claims of Buyer pursuant to this clause 7 shall become time-barred fifteen
     (15) months after the Closing Date with the exception of the warranty granted under clause 7.1.14 which shall become time-barred as soon as the respective warranty claims of VuCo GmbH & Co under the Contribution Agreement become time-barred. The limitation period stops running if claims are asserted in writing by Buyer against Behringwerke and if the reasons on which such claim is based are reasonably identified. If Behringwerke does not accept the claim within one month, Buyer must raise the claim before court within a further period of three months pursuant to clause 15.5 or it becomes time-barred.

8.   USE OF NAME

     Buyer has the royalty free, worldwide exclusive right to use in perpetuity the name "Behring" as part of the firm of Buyer, VuCo GmbH and VuCo GmbH & Co. and to use such name and the logo "E. v. Behring" as described in ANNEX 8, provided, however, that the name and logo may only be used in connection with human vaccine products against infectious diseases and only in connection with a clear indication of the name of Chiron, all as also described in ANNEX 8. Such right to use the name Behring and the logo shall be subject to the non-exclusive right of Hoechst in India, Sri Lanka and Bangladesh and subject to any third parties' rights including not fully controlled affiliates.

     The parties will rename VuCo GmbH and VuCo GmbH & Co. within 6 (six) months after the Closing Date accordingly.

     Behringwerke is prepared to discuss with Buyer on a case by case basis the use of the name Behring in connection with the name Chiron outside of the vaccine field for human health care products based on modern biological technology (excluding Diagnostics) in as far as this is not in conflict with legal aspects and own interests of Behringwerke AG, Hoechst AG, and Centeon. All parties will guarantee that all uses will not damage the reputation of the name Behring. All discussions hereto will be conducted in good faith.

     All uses of the name by either Party will be of high quality and consistent with the preservation of the reputation and goodwill associated with the name.

     For the avoidance of doubt: Behringwerke shall remain the sole owner of the trade name and trademark "Behring" and of the logo "E. v. Behring", and all use of such trade name, trademark and logo in accordance with the aforesaid shall be governed by a "Trade Name and Trademark License Agreement" to be entered into by the relevant parties.

9.   BUYER'S REPRESENTATION AND WARRANTIES

9.1 Buyer represents and warrants in form of an independent guarantee (SELBSTANDIGE ERFULLUNGSGARANTIE) excluding any further warranty claims that:

     9.1.1 it has all corporate-legal authorities to conclude and execute this Agreement and the execution and implementation of this Agreement have duly been authorized by all necessary corporate actions, in particular by its supervisory and managing bodies;

     9.1.2 assuming the necessary approvals referred to in clause 13 below will be granted and except for circumstances exclusively within the sphere of Behringwerke, the execution, delivery and performance of this Agreement by Buyer do not and will not

               9.1.2.1 violate, conflict with or result in the breach of any provision of the Articles of Association or GESCHAFTSORDNUNG of Buyer,

               9.1.2.2 conflict with or violate any law regulations, order, judgment, award, injunction, writ, decree or government order applicable to Buyer, nor

               9.1.2.3 require the consent of any third party including public authorities.

9.2  In the event that any of the representations and warranties made in clause
     9.1 is incorrect, Buyer shall indemnify Behringwerke for such damage Behringwerke may suffer as a result thereof.

10.  COOPERATION AFTER THE CLOSING DATE

10.1 Behringwerke and Buyer agree to cooperate after the Closing Date to achieve a smooth and efficient transfer of the VuCo Interests to Buyer. Behringwerke and Buyer shall initiate all acts necessary, or cause to be initiated such acts, respectively, to implement this Agreement.

10.2 Behringwerke and Buyer shall, without undue delay, pass to each other any payment, notice, correspondence, information or inquiry relating to the Business which may be received by either of them after the Closing Date and which the other is entitled to or is of concern to the other, taking into account the terms and conditions of this Agreement. Clause 12 is applicable to both Parties in this respect.

11.  NON-COMPETITION

     For a period of five years from the Closing Date, Behringwerke and affiliated companies except for VuCo GmbH or VuCo GmbH & Co. shall refrain from developing, producing, marketing, selling or otherwise distributing human vaccine products in the world; for such purposes an affiliated company of Behringwerke is a company in which Behringwerke either holds a majority interest or which is controlled by Behringwerke. In the letter attached hereto as ANNEX 11 Hoechst AG is undertaking a separate non-compete covenant and other covenants with respect to this Agreement (the "Hoechst Letter").

12.  CONFIDENTIALITY

     Except as otherwise provided in this Agreement, after the date of this Agreement Behringwerke shall not use or disclose to third Parties any information disclosed, transferred, assigned, licensed or otherwise made available by or to Buyer hereunder and relating to the transfer of the Business, unless (i) such information is needed by Behringwerke to continue its commercial activities, (ii) is or becomes public knowledge through no fault of Behringwerke, (iii) is passed to Behringwerke after the Closing Date by a third party which is not under an obligation of confidentiality, or (iv) has to be disclosed by Behringwerke pursuant to law, judicial, or official order; in such case Behringwerke shall notify Buyer in advance about the impending disclosure.

13.  MERGER CONTROL

13.1 Immediately after the date hereof, the Parties' respective counsel shall determine whether this Agreement is subject to the merger control by the Commission of the European Union (hereinafter "Commission") pursuant to the Regulation (EEC) No. 4064/89 of the Council of the European Communities of December 21, 1989 on the Control of Mergers between Undertakings. If so, they will notify the Commission on the merger contemplated in this Agreement promptly, but not later than one week after the date of notarization. Each party is obligated to provide all information and addresses necessary and useful in connection herewith in a timely, complete and correct manner and to take all steps necessary and useful to achieve a positive outcome of the merger control proceeding.

13.2 All legal acts relating to the consummation of this Agreement are subject to the condition precedent that either the Commission has found this Agreement to be compatible with the common market or that after the notification the prohibition of consummation shall be suspended for whatever reason.

     Both Parties shall only be released from the obligation resulting from this Agreement in the event that the Commission should deny its approval with respect to a transfer of the Business in total. In this context, Buyer shall conduct all negotiations with the Commission within due course and shall render to the Commission all additional details which shall enable the Commission to approve this Agreement, even if under conditions; furthermore, Buyer shall offer to the Commission or accept, respectively, to implement all acts the Commission deems necessary and shall then implement such acts accordingly.

13.3 In case that the Commission forbids the implementation of this Agreement in its entirety, the Parties shall regard such decision as final unless they agree otherwise until the decision becomes non-appealable.

13.4 In case the German Federal Cartel Office is in charge, clause 13.1 to 13.3 shall apply respectively.

14.  INDEMNIFICATION; GUARANTEE

14.1 Buyer shall assume responsibility (SELBSTANDIGE ERFULLUNGSGARANTIE) by way of fulfillment of all obligations of VuCo GmbH & Co. stemming from the Contribution Agreement arising after the Closing Date.

     Buyer shall furthermore indemnify Behringwerke against any liability of Behringwerke as (former) limited partner after exercise of the Chiron Call Option or the Behring Put Option stemming from any repayment of the registered liability amount (HAFTEINLAGE) after the Closing Date.

14.2 The Guarantor shall assume responsibility (SELBSTANDIGEERFULLUNGSGARANTIE) by way of fulfillment of all obligations of Buyer stemming from this Agreement and its Annexes.

14.3 With respect to the Guarantor's obligation under clause 14.2 , it is agreed that the Guarantor shall enter into such reasonable and appropriate facilities as the Guarantor, Buyer and Behringwerke may from time to time agree.

15.  MISCELLANEOUS

15.1 This Agreement including the Annexes contains the entire understanding of the Parties hereto in respect of the subject matter contained herein. No agreements other than those expressly set forth herein exist between the Parties.

15.2 Any modifications or amendments of this Agreement including this clause
     15.2. shall be effective only if made in writing, unless the law provides for a stricter form.

15.3 Each party shall pay its own costs and expenses (including costs and expenses of its advisors) incurred in connection with this Agreement and the execution of the transac-tions contemplated hereby, except for the cost of notarization of this Agreement, which shall be borne by Buyer. The expenses for the cancellation of encumbrances not assumed by Buyer shall be borne by Behringwerke. Any taxes or court expenses and cost in connection with the merger control clearance which may arise from implementing this Agreement shall be borne by Buyer excluding any taxes based on income or capital gain which may arise upon the sale or transfer of the GmbH Share or the Limited Partnership Interest from Behringwerke to Buyer, which taxes shall remain the obligation of Behringwerke.

15.4 This Agreement shall be governed by and construed in accordance with the law of the Federal Republic of Germany (without rules of conflict of laws), unless the application of foreign law is compulsory.

15.5 Any disputes arising from, and in connection with, this Agreement shall be finally decided by an arbitration court consisting of three arbitrators following the rules of arbitration proceedings of the International Chamber of Commerce (ICC). The arbitration court shall meet in Frankfurt am Main. The language of the proceedings shall be German. The jurisdiction of the ordinary courts shall be excluded except for summary judgment (EINSTWEILIGER RECHTSSCHUTZ) and writs of execution. The arbitration court may also decide about the validity of this document if necessary. The costs of any arbitration shall be borne by the Parties pursuant to sect. 91 et seq. of the Civil Procedure Code (ZIVILPROZEBORDNUNG).

15.6 To the extent possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under the applicable law. If any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. To the extent that a provision is ineffective or invalid, it shall be replaced by an effective and valid provision which comes as close as possible to the economic purpose of the ineffective or invalid provision.

15.7 All notices and other communications under this Agreement shall be in writing and shall be given or made to the following addresses, unless specified otherwise in this contract:

     To Behringwerke:
          Behringwerke AG
          attn. Vorstand
          Postfach 1140
          D-35001 Marburg
          Fax:  (49-6421) 39-4880

     To Buyer/Guarantor:
          Chiron Corporation
          attn. President, Chiron Biocine
          4560 Horton Street
          Emeryville, CA 94608-2916
          U.S.A.
          Fax:  (1-510) 654-5360

          with a copy to General Counsel of Chiron Corporation, same address

15.8 It is agreed that Behringwerke shall cause the Behring/Armour joint venture to continue to have distributed in Germany by VuCo GmbH & Co. the products currently distributed by Behringwerke on behalf of such joint venture on existing terms for so long as VuCo GmbH & Co. is jointly owned. Further, it is agreed that the Parties shall cause VuCo
     GmbH & Co. to continue the existing arrangements between Behringwerke and Hoechst with respect to the distribution of human vaccine products outside Germany at arm's length terms to be agreed upon for not less than three years.

15.9 With respect to the Master Service Agreement as attached to the Contribution Agreement the following is agreed:

     As contemplated by sections 1.3 and 8.4 of the Master Service Agreement, the Services are to be defined in the Annexes and are to be divided into categories based upon the length of notice required to be given to terminate any such service. Neither the Annexes nor the division of the services into categories are complete as of the date hereof. The parties agree to complete the Annexes and the determination of which Services fall into which categories within six months of the Closing Date. Notwithstanding the foregoing the Parties agree that the Services will continue uninterrupted after the Closing Date. Buyer agrees that Category I will in particular include Services such as filling and packaging, production, logistics, materials management, engineering, safety and environment.

15.10After signature of this Agreement, the Parties shall jointly issue a press release. Neither party shall, without the prior consultation of the other, issue any oral or written statement to the press or the public regarding this Agreement, except as required by law. This, in particular, applies with respect to the Purchase Price.

The present document with the annexes attached hereto was read aloud in the presence of the appeared persons and signed by their own hands in my presence as follows:

Basle, this 17th (seventeenth) day of February 1996 (nineteenhundred-ninetysix).

                                                                 ANNEX 1.4 (a)
                                                     to the Purchase Agreement

                                   AGREEMENT
                          ON CONTRIBUTION TO CAPITAL


between

Behringwerke Aktiengesellschaft
Emil-von-Behring-Strasse 76
35041 Marburg

- HEREINAFTER "BEHRINGWERKE" -

a n d

Behring Vakzine GmbH & Co.
Emil-von-Behring-Strasse 76
35041 Marburg

represented by 32. CORSA Verwaltungsgesellschaft mbH in its capacity as general partner of VuCo GmbH & Co., with same place of business

- HEREINAFTER "VUCO GMBH & CO." -

(Behringwerke and VuCo GmbH & Co. are hereinafter collectively referred to as the "Parties" or individually as the "Party", as the context requires.)

TABLE OF CONTENTS

Directory of Annexes . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Preamble . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Article 1  -  Contribution . . . . . . . . . . . . . . . . . . . . . . . . 4

Article 2  -  Consideration. . . . . . . . . . . . . . . . . . . . . . . . 4

Article 3  -  Assets and Contracts to be Contributed . . . . . . . . . . . 5

Article 4  -  Transfer of Ownership; Implementation of the Contribution. . 8

Article 5  -  Takeover of Business; Periodical Delimitation. . . . . . . .10

Article 6  -  Warranties . . . . . . . . . . . . . . . . . . . . . . . . .15

Article 7  -  Contracts to be Contributed at a Later Date. . . . . . . . .18

Article 8  -  Use of Name. . . . . . . . . . . . . . . . . . . . . . . . .18

Article 9  -  Transition Period. . . . . . . . . . . . . . . . . . . . . .18

Article 10  -  Operating Lease Agreement . . . . . . . . . . . . . . . . .19

Article 11  -  Contracts to be Concluded . . . . . . . . . . . . . . . . .19

Article 12  -  Tax Law . . . . . . . . . . . . . . . . . . . . . . . . . .19

Article 13  -  Confidentiality . . . . . . . . . . . . . . . . . . . . . .19

Article 14  -  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . .20

DIRECTORY OF ANNEXES

Annex  3.1.1.1 (a)      -    Contributed intellectual property
Annex  3.1.1.1 (b)      -    Licensed intellectual property
Annex  3.1.1.1 (c)      -    License Agreement (in favor of VuCo GmbH & Co.)
Annex  3.1.1.1 (d)      -    License Agreement (in favor of Behringwerke)
Annex  3.1.1.2          -    Fixed assets
Annex  3.1.3.1          -    Contracts with licensors
Annex  3.1.3.2          -    Contracts with licensees
Annex  3.1.3.3          -    Other contracts with third parties
Annex  5.1.1            -    Transferred employees
Annex  6.1.6            -    Shop agreements
Annex  6.1.7            -    Employment contracts with an annual remuneration
                             exceeding DM 300,000
Annex  7                -    Contracts to be contributed at a later time
Annex  10               -    Operating Lease Agreement
Annex  11.1             -    Master Service Agreement
Annex  11.2             -    Lease Agreement

PREAMBLE

Behringwerke and 32. CORSA Verwaltungsgesellschaft have formed VuCo GmbH & Co. Pursuant to the Purchase and Assignment Agreement between Behringwerke and 31. CORSA Verwaltungsgesellschaft mbH (to be renamed "Chiron Biocine GmbH") (the "Purchase Agreement"), Behringwerke undertook the obligation to transfer its human vaccine unit (the "Business") to VuCo GmbH & Co. as investment in kind.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1 - CONTRIBUTION

1.1 As fulfillment of Behringwerke's obligation stemming from the Purchase Agreement described in the Preamble, Behringwerke contributes to the capital of VuCo GmbH & Co. the Business subject to the terms and conditions stated hereinafter and consisting of the assets and contracts described in Art. 3 with effect as of 1 April 1996, 00:00 h (the "Contribution Date").

1.2 VuCo GmbH & Co. accepts such contribution.

1.3 The value of the contribution of assets shall be determined pursuant to a balance sheet per the Contribution Date (the "Contribution Balance Sheet"), which shall include all assets and liabilities, if any, contributed hereby and assessed at their respective book values of Behringwerke. The Contribution Balance Sheet shall be prepared on a basis consistent with that adopted for previous fiscal time periods and in any case in accordance with the German generally accepted accounting principles ("GRUNDSATZE ORDNUNGSGEMASSER BUCHFUHRUNG UND BILANZIERUNG / GOB"). The Contribution Balance Sheet shall be testified by C&L Treuarbeit and the costs shall be borne by Behringwerke.

ARTICLE 2 - CONSIDERATION

2.1 Behringwerke shall receive as consideration a fixed capital interest in the capital account I kept by VuCo GmbH & Co. in the amount of DM 5,000,000 (in words:

    Deutsche Mark five million) as per the Contribution Date (the Kapitalkonto I - HAFTEINLAGE "Fixed Capital Interest").

2.2 To the extent that the Contribution Balance Sheet reflects a higher net equity value than the Fixed Capital Interest, VuCo GmbH & Co. shall credit the surplus in the capital account II of Behringwerke. The same shall apply for any subsequent contribution of Stock at the termination date of the Operating Lease Agreement (cf. Art. 3.1.2).

ARTICLE 3 - ASSETS AND CONTRACTS TO BE CONTRIBUTED

3.1 The assets and contracts to be contributed (hereinafter collectively referred to as the "Vaccine Assets") consist of the following:

    3.1.1 INTANGIBLE/TANGIBLE FIXED ASSETS

          3.1.1.1 All copyrights, patents, trademarks, drug licenses and other intellectual property rights and registrations and applications for registration with respect to any of the foregoing, trade and operational secrets, know-how, procedures, formulas and other intangible assets which are not covered by the aforementioned intellectual property rights, incorporation of such assets and ancillary documents, such as application documents for drug licenses, descriptions, product specifications, production documentation and examination certificates, as well as all sales literature, customers- and suppliers-lists, transferable operational permits and approvals, all of the aforesaid predominantly relating to the Business. The registered intellectual property rights and trademarks are listed in ANNEX 3.1.1.1 (a), which is to be updated as of the Contribution Date and thereafter as provided for in
                   Article 3.2, 3.3 and 3.4;

                   Not part of the intangible assets contributed hereunder are the rights listed in ANNEX 3.1.1.1 (b) which is to be updated as of the Contribution Date and thereafter as provided for in Article 3.2, 3.3 and 3.4. Behringwerke grants to VuCo GmbH & Co. upon the terms and conditions of the License Agreement attached as ANNEX 3.1.1.1 (c) and concluded herewith a royalty-free license to make use of such rights. In return VuCo GmbH & Co. grants to Behringwerke upon the terms and conditions of the License Agreement attached as ANNEX 3.1.1.1 (d) and concluded herewith a royalty-free license to make use of the rights listed in ANNEX 3.1.1.1 (a) except for the trademarks.

          3.1.1.2 All machinery, equipment, office equipment and other fixed assets including software shown in the books of Behringwerke as being in a cost center related to the Business as listed in ANNEX 3.1.1.2 which is to be updated as of the Contribution Date and thereafter as provided for in Article 3.2, 3.3 and 3.4.

    3.1.2 STOCK

          All inventories, finished and semifinished products, raw materials, stocks, spare parts, information and promotional material and supplies allocated to the Business as well as advance payments for products previously sold but still held by Behringwerke, whereby Behringwerke shall have the right to exclude such products from inventory, all to be identified pursuant to a joint stocktaking close to the Contribution Date (hereinafter "Stock"). Stock which is produced under a license agreement is contributed and transferred subject to the condition subsequent that the respective licensor agrees to the transfer of the respective license agreement. In case that the respective licensor does not agree to the transfer of the respective license agreement, Behringwerke is free to sell such stock to any third party. If the Operating Lease Agreement provided for in Art. 10 becomes effective, no Stock shall be contributed by Behringwerke to VuCo GmbH & Co. pursuant to this Art. 3.1.2.

    3.1.3 CONTRACTS

          The following contracts of Behringwerke as well as offers relating to the Business:

          3.1.3.1  contracts with licensors attached as ANNEX 3.1.3.1;

          3.1.3.2  contracts with licensees attached as ANNEX 3.1.3.2;

          3.1.3.3 other contracts with third Parties including, without limitation, with Hoechst and its affiliates other than contracts otherwise dealt with in this Contribution Agreement and/or the Purchase Agreement, attached as ANNEX 3.1.3.3, such annex, however, is limited to contracts covering annual payment obligations of more than DM 50,000 or having a term of more than one year and not containing purchase orders in the ordinary course of business;

          Behringwerke and VuCo GmbH & Co. shall use their best efforts to obtain the consent of the respective contract partners for the transfer to VuCo GmbH & Co. with-out undue delay after signature of this Agreement. Behringwerke herewith grants to VuCo GmbH & Co. a power of attorney to exercise all rights stemming from such contracts with respect to the time period between the Contribution Date and the date that such consent has been granted. As from the Contribution Date, VuCo GmbH & Co. shall hold Behringwerke free and harmless in respect of any obligations stemming from such contracts.

    3.1.4 All goodwill of and pertaining to the Business, including the right to use the name "Behring" in accordance with the further provisions of this Agreement.

3.2 As far as assets and contracts attributable to the Business are inadvertently not mentioned or not included in the respective Annexes, the Parties shall agree on a subsequent transfer or assumption in respect thereof and the Parties shall accept such transfer or assumption without consideration. Art. 7 remains unaffected.

3.3 As far as assets and contracts not attributable to the Business are inadvertently included in the respective Annexes, the Parties shall agree on a subsequent retransfer to or reassumption by Behringwerke thereof without consideration.

3.4 The exact identity of such Vaccine Assets which are to be identified by Annexes shall be governed exclusively by the Annexes updated as of the Contribution Date. With respect to ANNEX 3.1.1.1(b) it is agreed that any patent applications of Behringwerke filed with the relevant authorities within a period of one year after the Closing Date as defined in the Purchase Agreement shall be included in such annex and in the respective annex of the License Agreement attached as ANNEX 3.1.1.1(c), all subject to third parties' rights. With respect to ANNEX 3.1.1.1(a) it is agreed that any patent applications of VuCo GmbH & Co. filed with the relevant authorities within a period of one year after the Closing Date as defined in the Purchase Agreement shall be included in such annex and in the respective annex of the License Agreement attached as ANNEX 3.1.1.1(d).

3.5 The above provisions of Article 3.1.1.1 and 3.4 with respect to ANNEX 3.1.1.1(b) shall apply MUTATIS MUTANDIS to any patents and patent applications of Hoechst AG arising out of an ongoing collaboration with Behringwerke or relating to existing products of the Business, PROVIDED THAT such right shall be granted on reasonable commercial terms, all subject to third parties' rights and to the consent of Hoechst AG.

ARTICLE 4 - TRANSFER OF OWNERSHIP; IMPLEMENTATION OF THE CONTRIBUTION

4.1 Behringwerke and VuCo GmbH & Co. are in agreement that the transfer of ownership of the Vaccine Assets from Behringwerke to VuCo GmbH & Co. shall be effected as of the Contribution Date. VuCo GmbH & Co. is entitled to take possession of the movable assets contributed to it under Art. 3.1.1.2 and of the Stock, if contributed. As far as immediate possession is not possible, Behringwerke will possess the items with VuCo GmbH & Co.'s approval and according to its instructions (BESITZMITTLER). As far as the movable assets contributed according to Art. 3.1.1.2 are in the possession of a third party on the Contribution Date, Behringwerke hereby assigns its respective rights and claims it may have against such third party with respect to such assets to VuCo GmbH & Co. with effect as of the Contribution Date.

4.2 If, due to the retention of title or other security interests of third Parties, Behringwerke has rights vested but not yet fully effective (ANWARTSCHAFTSRECHTE) with respect to the Vaccine Assets, Behringwerke hereby transfers these rights to VuCo GmbH & Co.

4.3 If and to the extent the transfer of ownership or assignment of other rights relating to the Vaccine Assets to be contributed requires additional acts which are not provided for in this Agreement, the Parties shall execute such acts promptly.

4.4 Behringwerke and VuCo GmbH & Co. shall take all action necessary for the implementation of this Agreement, including obtaining the necessary approvals of public authorities for the transfer of existing permits or applying for new permits and soliciting for necessary approvals of contract partners or other third parties.

4.5 If and to the extent an assignment of contractual rights and duties cannot be effected in relation to third parties, other than provided for in Art. 7, Behringwerke shall be obliged to exercise the respective contractual rights and fulfill obligations in the interest of VuCo GmbH & Co. to the extent possible. The same shall apply to the extent necessary and possible with respect to the use of public permits. Behringwerke shall internally place VuCo GmbH & Co. in the same economic position as it would be in if such assignments had been valid and if that is not practicable it shall indemnify VuCo GmbH & Co. against all damages associated therewith. VuCo GmbH & Co. shall indemnify and internally place Behringwerke in the same economic position with respect to the performance by VuCo GmbH & Co. directly or indirectly of obligations of Behringwerke under such contracts, as though Behringwerke had been discharged from any further liabilities in respect thereof, but not for any breach caused by the transfer to or assumption by VuCo GmbH & Co. of such obligation.

4.6 As of the Contribution Date, all benefits and encumbrances (NUTZEN UND LASTEN) related to the Business as well as the risk of accidental loss and accidental deterioration of the Business shall pass to VuCo GmbH & Co.

4.7 If due, Behringwerke shall pay all public fees, charges and taxes relating to the Business attributable to the time before the Contribution Date, irrespective of whether such fees, charges and taxes have been levied at the Contribution Date including taxes attributable to the portion of any tax period which includes the Contribution Date from the beginning of the tax period through the Contribution Date.

4.8 Behringwerke shall pay any and all taxes based on income or capital gain imposed as a result of the contribution of assets to VuCo GmbH & Co. pursuant to this Agreement.

ARTICLE 5  -  TAKEOVER OF BUSINESS; PERIODICAL DELIMITATION

5.1 With respect to the assumption of employees, the following is agreed:

    5.1.1 As of the Contribution Date, VuCo GmbH & Co. shall assume all rights and obligations including pension entitlements, all pursuant to
          Section 613a of the German Civil Code (BGB), arising from the employment contracts of the employees of Behringwerke as listed in Annex 5.1.1.

    5.1.2 To the extent employees object to the transfer of their employment to VuCo GmbH & Co., such employees shall work in the Business until the earliest date at which such employments can be terminated, if possible, and VuCo GmbH & Co. shall compensate Behringwerke for all salaries and fringe payments and other costs related to continuing employment. All costs, if any, in connection with the termination of such employments shall be borne by Behringwerke. Behringwerke shall give priority to investigate whether there are comparable employment opportunities within Behringwerke, otherwise the employment of such employees shall be terminated with effect as of the earliest date possible.

          Behringwerke has the right to nominate employees replacing objecting employees with comparable qualification and salary and reasonably acceptable to VuCo GmbH & Co. VuCo GmbH & Co. may decline to accept such nominees, whether or not reasonably acceptable, but if a reasonably acceptable nominee is rejected, then VuCo GmbH & Co. shall bear all costs connected with the termination of the employment of the objecting employee to be replaced and shall hold Behringwerke free and harmless in this respect, unless Behringwerke decides at its sole discretion to employ such objecting employee elsewhere in its business. If the nominee is accepted, the provisions of this Article 5 shall apply mutatis mutandis. Starting with the date at which VuCo GmbH & Co. employs any replacement employee, Behringwerke shall bear all costs connected with an employee who has been replaced because she/he objected to the transfer of her/his employment.

    5.1.3 To the extent that VuCo GmbH & Co. has assumed hereunder claims of employees pursuant to Section 613a of the German Civil Code (BGB) and such claims are attributable to the time prior to the Contribution Date, in particular claims for salary (including Christmas and vacation pay), vacation claims, bonus claims, settlements (including payments for employee inventions), life insurance premiums, and other payments to be made in addition to the regular salary, Behringwerke shall hold VuCo GmbH & Co. free and harmless therefrom.

    5.1.4 To the extent that VuCo GmbH & Co. has assumed hereunder pension obligations for employees pursuant to Section 613 a of the German Civil Code (BGB) attributable to the time prior to the Contribution Date, Behringwerke shall pay to VuCo GmbH & Co. an amount which approximates full cost of the pension liability. Full costs should be calculated in accordance with the provisions of FAS 87 using the biometric tables of Dr. Klaus Heubeck (amended as follows: mortality 100%; disability 50%) and applying an interest rate of 7%, future salary rate increase of 4% and a fluctuation rate of 15% until age 30, 10% until age 40, 5% until age 50, and 0% for 50+. The amount shall be calculated on the basis of an actuarial report (versicherungsmathematisches Gutachten) as of the Closing Date of the Purchase Agreement, to be prepared at Behringwerke's cost. Upon determination of the amount, such amount shall be payable within ten banking days to VuCo GmbH & Co. but in no case prior to the Closing Date of the Purchase Agreement.

    5.1.5 Behringwerke shall hold VuCo GmbH & Co. free and harmless against any taxes, social security contributions and contributions to workers' social associations (Berufsgenossenschaften) to be paid for the employees listed in Annex 5.1.1 or replacement employees transferred to VuCo GmbH & Co. pursuant to the second paragraph of clause 5.1.2 attributable to the time period prior to the Contribution Date.

    5.1.6 If any employees other than those listed in Annex 5.1.1 are transferred to VuCo GmbH & Co. pursuant to Section 613a BGB, Behringwerke shall indemnify VuCo GmbH & Co. against all liabilities and expenses arising from such employments. VuCo GmbH & Co. shall terminate such employments as soon as legally possible. VuCo GmbH & Co. shall take all actions necessary or advisable to minimize any such liabilities or expenses of Behringwerke, including, without limitation, the use in any legal proceeding of all legal remedies available to it and the filing of appeals, all after due consultation with Behringwerke. VuCo GmbH & Co. may enter into settlements, provided, however, that it shall notify Behringwerke in writing in advance of such intention to settle and that Behringwerke does not object to such settlement within a period of three weeks after receipt of such written notification. The aforementioned provision shall not be applicable for the first seven employees who are attributable to the Business and have not been listed in Annex 5.1.1 as updated on the Contribution Date if and to the extent Behringwerke does not exercise its right to nominate replacement employees and VuCo GmbH & Co. employs such replacement employees or bears the severance costs. For such seven employees this Art. 5.1 shall apply mutatis mutandis.

5.2 Notwithstanding anything to the contrary contained in this Agreement, VuCo GmbH & Co. shall not assume any costs, liabilities or expenses, whether or not related to the Business, other than (a) the pension obligations expressly assumed under clause 5.1.1, and (b) contractual obligations of the Business which accrue after the Contribution Date and which (i) are related to the contracts set forth in ANNEXES 3.1.3.1, 3.1.3.2, 3.1.3.3 AND 7 or (ii) involve expenditures of less than DM 50,000 annually under contracts with a term of less than one year, or (iii) are related to purchase orders in the ordinary course of Business, or (iv) involve expenditures in connection with the License Agreements provided for in clause 3.1.1 (the "Assumed Liabilities"). With the exception of the Assumed Liabilities, VuCo GmbH & Co. shall not assume or otherwise be responsible for any liability or obligation of any nature of Behringwerke, whether or not related to the Business, or any claims of such liability or obligation, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, whether arising out of occurrences prior to, at or after the Contribution Date. Subject to the foregoing, VuCo GmbH & Co. shall be responsible for any liabilities, obligations or damages incurred or caused after the Contribution Date in connection with the operation of the Business.

5.3 Notwithstanding anything to the contrary contained in this Agreement, Behringwerke shall hold VuCo GmbH & Co. free and harmless from all taxes, costs, liabilities and expenses related to the Business, in particular those arising from the contracts contributed and transferred under Art. 3.1.3, attributable to the time prior to the Contribution Date. All costs, liabilities and expenses related to the Business and which are attributable to the time after the Contribution Date shall be borne by VuCo GmbH & Co. For the avoidance of doubt: Any capital expenses with respect to maintenance, repair and similar works incurred after the Contribution Date are attributable to the period after the Contribution Date unless the specific works causing the capital expense have been executed prior to the Contribution Date; ongoing works shall be split up accordingly.

5.4 All rents, rates, gas, water, electricity, and telecommunication costs, ancillary costs and other periodic expenditures relating to the Business incurred before the Contribution Date shall be borne by Behringwerke unless these are considered expenses related to a certain period after the Contribution Date and would therefore be shown as appertainment of payments pursuant to sec. 250 para. 1 Commercial Code (HGB) on the asset side. In the latter case they shall be borne by VuCo GmbH & Co. On or around the Contribution Date, the Parties will determine the uncharged consumption of gas, water, electricity, heating and other charges as basis for the apportionment of the expenses as stated above. To the extent that an exact apportionment is not possible, these expenses will be estimated.

5.5 All incoming payments received before the Contribution Date relating to the Business shall belong to Behringwerke except for incoming payments attributable to the time after the Contribution Date which would be shown as appertainment of payments pursuant to sec. 250 para. 1 Commercial Code
     (HGB) on the liabilities side. All incoming payments received after the Contribution Date relating to VuCo GmbH & Co. shall belong to VuCo GmbH & Co. except for incoming payments if attributable to the time before the Contribution Date. Receivables attributable to any period starting before the Contribution Date and ending after the Contribution Date shall be split between Behringwerke and VuCo GmbH & Co. pro rata.

5.6 Behringwerke and VuCo GmbH & Co. shall initiate all action necessary for implementation of this Agreement and the takeover of the Business by VuCo GmbH & Co.

5.7 Behringwerke and VuCo GmbH & Co. agree to cooperate after the Contribution Date to achieve a smooth and efficient transfer of the Business to VuCo GmbH & Co.

5.8 Behringwerke and VuCo GmbH & Co. shall, without undue delay, pass to each other any payment, notice, correspondence, information or inquiry relating to the Business which is received by either of them after the Contribution Date and which the other is entitled to or which is of concern to the other, taking into account the terms and conditions of this Agreement; Art. 13 is applicable to both Parties in this respect.

5.9 On or shortly after the Contribution Date or the termination of the Operating Lease Agreement, Behringwerke shall hand over to VuCo GmbH & Co. all documents, files, books etc., including the personnel files of the employees assumed by VuCo GmbH & Co. pursuant to Art. 5.1, except for such documents which Behringwerke must keep in its hands for legal reasons. Behringwerke hereby permits VuCo GmbH & Co. to review and to take copies of all retained documents to the extent necessary to continue the operation of the Business. Documents of the Business shall remain Behringwerke's property, as far as these are required to exercise rights and meet duties arising from the period prior to the Contribution Date, in particular if matters of taxation are involved.

5.10 Tax returns relating to the fiscal years prior to the Contribution Date are to be prepared by Behringwerke at its costs; with respect to the ongoing fiscal year of the Contribution Date, tax returns shall be jointly prepared by Behringwerke and VuCo GmbH & Co. and the costs shall be shared pro rata temporis. Behringwerke is entitled to designate the accountants for testifying the balance sheets and to file any legal remedies against levies and/or inspections of the tax authorities and social insurance institutions, relating to the time period until the Contribution Date.
     To the extent only VuCo GmbH & Co. can initiate the relevant action, it shall do so upon request and as directed by Behringwerke at Behringwerke's cost.

5.11 In case the Operating Lease Agreement provided for in Art. 10 becomes effective, this Art. 5 shall not be applicable as of the Contribution Date but as of such date the termination of the Operating Lease Agreement becomes effective, save that Art. 5.1.1 is applicable at both dates.

ARTICLE 6-  WARRANTIES

6.1 Behringwerke hereby warrants and represents in form of an independent guarantee (selbstandiges Garantieversprechen), excluding any further claims that on the date of signature of this Agreement and as of the Contribution Date

    6.1.1 the Vaccine Assets comprise all assets and contracts used in the operation of the Business as currently conducted, other than (a) the contract listed in Annex 7, which will be governed by the provisions of Article 7, (b) certain patent rights which are also used in the operation of Behringwerke's other business units, for which VuCo GmbH & Co. will have a royalty-free license to use in accordance with the provisions of clause 3.1.1.1, (c) certain machinery, equipment, office equipment and other fixed assets which are also used in the operation of Behringwerke's other business units; such fixed assets will be operated on behalf of the Business by Behringwerke or its sub-contractors in accordance with the provisions of the Master Service Agreement, (d) certain real property, which will be leased to VuCo GmbH & Co. pursuant to the terms of the Lease Agreement, and (e) the contracts with Hoechst AG otherwise dealt with in this Agreement and/or the Purchase Agreement. Except as expressly set forth in the preceding sentence, upon contribution of the Vaccine Assets, VuCo GmbH & Co. will have all assets and contracts required for the continuation of the operation of the Business by VuCo GmbH & Co., other than public permits that are person-related;

    6.1.2 it has full corporate power and authority to conclude and execute this Contribution Agreement, and that the execution and implementation of this Contribution Agreement have been duly authorized by all necessary corporate actions, in particular by its supervisory and managing bodies;

    6.1.3 it is the sole owner of the respective intellectual property rights sold and transferred under Art. 3.1.1.1, except as set forth otherwise in the respective Annexes to Art. 3.1.1.1 or in Annex
          7.1.18 of the Purchase Agreement and said rights are free and clear of any liens, pledges, usufruct, and other encumbrances except as stated in the respective Annexes to Art. 3.1.1.1 and all measures necessary to maintain the protection of the intellectual property rights have been taken and, to the best knowledge, it does not infringe the rights of any other person;

    6.1.4 it is entitled to contribute all assets as provided for under Art.
          3.1.1.2 and that such assets are free and clear of all unusual liens, pledges, usufruct, option and use rights or any other encumbrances or rights of third parties, unless such encumbrances serve as security for obligations assumed by VuCo GmbH & Co. or unless otherwise stated in the respective Annexes;

    6.1.5 all public permits object-related, but not person-related, and necessary for the operation of the Business have been issued and there are no indications that such permits or licenses will be limited, recalled or revoked or become subject to new conditions (Auflagen), with the exception of those mentioned in the respective annexes;

    6.1.6 with respect to the Business no shop agreements
          (Betriebsvereinbarungen) have been concluded with the exception of those mentioned in Annex 6.1.6;

    6.1.7 except for those mentioned in Annex 6.1.7, it has not concluded any employment contracts attributable to the Business with an annual remuneration of more than [CONFIDENTIAL TREATMENT REQUESTED];

    6.1.8 there are no judicial or arbitration proceedings pending or to the best of its knowledge threatened with an amount in dispute of more than DM 300,000 in the aggregate and, to the best knowledge of the Vorstand of Behringwerke, it is not subject to any tax proceedings, all only to the extent that there are facts involved that could have a material detrimental impact on the Business;

    6.1.9 the Business between 30 June 1995 and the date hereof has been conducted in the customary manner, in particular, with respect to investments and maintenance of the assets and Stocks and no material assets outside the ordinary business have been acquired, sold, pledged or otherwise encumbered;

    6.1.10 all pension arrangements for the employees listed in ANNEX 5.1.1 and transferred to VuCo GmbH & Co. pursuant to Section 613 a Civil Code (BGB) and the handling and documentation of respective rights including payments thereunder are in accordance with the present German legislation; except for those pension plans, no other commitments have been made nor additional pension claims exist.

6.2 In case of breach of warranty under Art. 6.1 the following applies:

    6.2.1 With respect to the warranted items Behringwerke is entitled to establish the warranted status. If Behringwerke fails to establish the warranted status within a reasonable period of time, such period not to exceed three months after VuCo GmbH & Co. has notified Behringwerke of the breach, or if immediate action is necessary (GEFAHR IM VERZUG), Behringwerke shall refund to VuCo GmbH & Co. the necessary amount spent by VuCo GmbH & Co. to establish the warranted status and this shall be VuCo GmbH & Co.'s sole remedy

    6.2.2 VuCo GmbH & Co. may only ask for recovery based on a warranty claim or on other claims connected therewith if the individual claim exceeds [CONFIDENTIAL TREATMENT REQUESTED] (in words: [CONFIDENTIAL TREATMENT REQUESTED]) and the aggregate of all such individual claims exceeds [CONFIDENTIAL TREATMENT REQUESTED] (in words:
            [CONFIDENTIAL TREATMENT REQUESTED]). The total amount of the claims here mentioned may not exceed [CONFIDENTIAL TREATMENT REQUESTED] (in words: [CONFIDENTIAL TREATMENT REQUESTED]) (the "Warranty Cap)", whereby any warranty claims of Buyer pursuant to the Purchase Agreement must be included in calculating the Warranty Cap and the corresponding deductible amounts.

6.3 Beyond the remedies mentioned in this Art. 6, VuCo GmbH & Co. shall have no further claims in connection with a breach of a warranty or corresponding claims. In particular, to the extent legally possible, all claims of VuCo GmbH & Co. going beyond the aforementioned remedies striving for additional capital contribution, cancellation (WANDELUNG) or any other form of rescission as well as a liability of Behringwerke based on breach of duty prior to contract (CULPA IN CONTRAHENDO) are excluded to the extent legally possible.

6.4 Claims of VuCo GmbH & Co. under this Art. 6 shall become time-barred fifteen (15) months after the Closing Date of the Purchase Agreement. The statute of limitation shall be interrupted if claims are asserted in writing by VuCo GmbH & Co. against Behringwerke and if the reason on which any such claim is based are reasonably identified. If Behringwerke does not accept the claim within one month, VuCo GmbH & Co. must raise the claim before court within a further period of three months; otherwise it becomes time-barred.

ARTICLE 7-  CONTRACTS TO BE CONTRIBUTED AT A LATER DATE

VuCo GmbH & Co. acknowledges that the assignment of rights and duties under the contracts listed in ANNEX 7 requires the approval of the respective contracting partner. Behringwerke shall seek to retain the approval for an assumption of such contracts by VuCo GmbH & Co. If Behringwerke succeeds to obtain the respective approvals, Behringwerke shall assign all rights and duties under such contracts listed in ANNEX 7 to VuCo GmbH & Co. and the terms of this Contribution Agreement shall be applicable to such contracts. If Behringwerke cannot obtain the approvals, VuCo GmbH & Co shall not be entitled to any compensation claims.

VuCo GmbH & Co. cannot assert any claims against Behringwerke based on this Art. 7.

ARTICLE 8-  USE OF NAME

Use of the name "Behring" and the logo "E. v. Behring" is governed by clause 8 of the Purchase Agreement.

ARTICLE 9-  TRANSITION PERIOD

Between the date of signature of this Agreement and the Contribution Date (hereinafter "Transition Period"), Behringwerke shall continue to operate the Business in the ordinary course, consistent with prior practice and maintain it as an active operation and shall notify VuCo GmbH & Co. without undue delay upon becoming aware of any circumstances which (would) lead to a breach of the warranties set forth in Art. 6. During the Transition Period Behringwerke shall not employ additional employees attributable to the Business other than such necessary to replace leaving employees without the prior consent of VuCo GmbH & Co.

ARTICLE 10-  OPERATING LEASE AGREEMENT

In the event that VuCo GmbH & Co. does not receive the necessary permits prior to or on the Contribution Date and will thus not be able to continue the operation of the Business, the Parties enter simultaneously herewith into the Operating Lease Agreement attached as ANNEX 10.

ARTICLE 11-  CONTRACTS TO BE CONCLUDED

11.1 Behringwerke and VuCo GmbH & Co. enter simultaneously herewith into the Master Service Agreement attached as Annex 11.1.

11.2 Behringwerke and VuCo GmbH & Co. enter simultaneously herewith into the Lease Agreement attached as Annex 11.2.

ARTICLE 12-  TAX LAW

VuCo GmbH & Co. shall continue the valuation of assets as shown in the tax balance sheet (STEUERBILANZ) of Behringwerke as of the Contribution Date. Accordingly, no hidden reserves shall be disclosed and any goodwill shall not be (newly) activated. The same applies for the commercial balance sheet (HANDELSBILANZ) for which the book values of the VuCo Assets as determined in the Contribution Balance Sheet are decisive.

ARTICLE 13-  CONFIDENTIALITY

Except as otherwise provided in this Agreement, after the date of this Agreement Behringwerke shall not use or disclose to third Parties any information disclosed, transferred, assigned, licensed or otherwise made available to VuCo GmbH & Co. hereunder and relating to the transfer of the Business, unless (i) such information is needed by Behringwerke to continue its commercial activities or in connection with the Operating Lease Agreement, (ii) is or becomes public knowledge through no fault of Behringwerke, (iii) is passed to Behringwerke after the Contribution Date by a third party which is not under an obligation of confidentiality, or (iv) has to be disclosed by Behringwerke pursuant to law, judicial, or official compulsion; in such case Behringwerke shall notify VuCo GmbH & Co. in advance about the impending disclosure.

ARTICLE 14-  MISCELLANEOUS

14.1 This Agreement including the Annexes contains the entire understanding of the Parties hereto in respect of the subject matter contained herein. No agreements exist other than those expressly set forth herein.

14.2 Any modifications or amendments of this Agreement or of any provision of this Agreement including this Art. 14.2 shall be effective only if made in writing, unless the law provides for a stricter form.

14.3 All expenses incurred in connection with this Agreement and the execution of the transactions contemplated hereby shall be borne by Behringwerke.

14.4 This Agreement shall be governed by and construed in accordance with the law of the Federal Republic of Germany, unless the application of foreign law is compulsory.

14.5 To the extent possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under the applicable law. If any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. To the extent that a provision is ineffective or invalid, it shall be replaced by an effective and valid provision which comes as close as possible to the economic purpose of the ineffective or invalid provision.

Marburg, ______________ 1996



Behringwerke Aktiengesellschaft

by:



----------------------------             ------------------------------


VuCo GmbH & Co.

by:



----------------------------             ------------------------------

                                                              Annex 3.1.1.1(a)
                                                     to Contribution Agreement



                          [CONFIDENTIAL TREATMENT REQUESTED]

                                     (5 Pages)

                                                              Annex 3.1.1.1(b)
                                                     to Contribution Agreement



                          [CONFIDENTIAL TREATMENT REQUESTED]

                                     (5 Pages)

                                                             ANNEX 3.1.1.1 (c)
                                                 to the Contribution Agreement



                                LICENSE AGREEMENT



between

Behringwerke Aktiengesellschaft
Postfach 1140
D-35001 Marburg

(hereinafter "Behringwerke")



and



Behring Vaccine GmbH & Co.

(hereinafter "VuCo GmbH & Co.")

Content
-------


Preamble   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

1.        Granting of License. . . . . . . . . . . . . . . . . . . . . . . 3

2.        Royalty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

3.        Term.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

4.        Approval by Contract Partners. . . . . . . . . . . . . . . . . . 5

5.        Covenants by VuCo GmbH & Co. . . . . . . . . . . . . . . . . . . 5

6.        Maintenance of Protected Rights. . . . . . . . . . . . . . . . . 5

7.        Warranties by Behringwerke . . . . . . . . . . . . . . . . . . . 6

8.        Further Developments . . . . . . . . . . . . . . . . . . . . . . 7

9.        Assignment; Sub-Licensing. . . . . . . . . . . . . . . . . . . . 7

10.       Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . 7

PREAMBLE

Pursuant to the "Contribution Agreement" to which this License Agreement is an annex, Behringwerke is contributing its human vaccine unit (the "Business") to VuCo GmbH & Co. Some patents of, and actually used by, Behringwerke cannot be transferred to VuCo GmbH & Co. as its property without restrictions because these industrial property rights are also used by other units of Behringwerke.

In consideration hereof the parties agree as follows:

     1. GRANTING OF LICENSE

     1.1. Behringwerke is the holder of the patents and applications for registration of patents listed in APPENDIX 1.1 (A) UNDER NO. 1, and respective know-how (hereinafter the "Patents"). The term Patent shall include continuations, divisionals, continuations-in-part, reissues, priority applications, and corresponding foreign counterparts. Furthermore, Behringwerke is co-owner of the patents and applications for registration of patents listed in APPENDIX 1.1
            (A) UNDER NO. 2 (hereinafter the "Co-owned/Acquired Patents and Co-owned/Acquired Patents hereinafter collectively referred to as the "Protected Rights").

     1.2 Behringwerke hereby grants to VuCo GmbH & Co. subject to the terms and conditions set forth hereinafter a license or sublicense, as the case may be, under the Protected Rights to develop, manufacture, use and sell human vaccine products. As to the Patents, such license shall be worldwide and exclusive. As to the Co-owned/Acquired Patents, the territory and degree of exclusivity shall be as provided in the relevant agreement, if any, provided that if there is no such agreement the license will be worldwide and exclusive, all with respect to human vaccine products.


     2. ROYALTY

     The license under the Patents shall be royalty free. Royalty obligations in respect of the development, manufacture, use or sale of human vaccine products under the Co-owned/Acquired Patents shall flow through directly to VuCo GmbH & Co. in the amount specified in the relevant agreement, if any, with no addition by Behringwerke. Payments shall be made directly to the relevant licensor or co-owner. Fixed sum royalties, if any, shall be shared between the parties in proportion to their respective use of such Protected Rights as measured by net sales of covered products.


3.   TERM

     3.1 This License Agreement becomes effective at the Contribution Date or, in case the Operating Lease Agreement becomes effective, upon termination of the Operating Lease Agreement.

     3.2 The licenses to the patents included in the Protected Rights shall expire on a country-by-country basis with the last to expire Protected Right. The licenses to know-how included in the Protected Rights shall continue in perpetuity. The licenses to Co-owned/Acquired Patents shall expire in accordance with the provisions of the relevant license agreement.

     3.3 VuCo GmbH & Co. may at any time terminate this License Agreement in its entirety or for single Protected Rights with a termination period of six months.

     3.4 Behringwerke may also terminate this License Agreement in its entirety or for single Protected Rights at any time with a termination period of six months, PROVIDED THAT Behringwerke offers to VuCo GmbH & Co. to transfer to VuCo GmbH & Co. without consideration all its rights and obligations with respect to such Protected Rights to be terminated.
          If VuCo GmbH & Co. accepts such an offer of transfer. VuCo GmbH & Co. shall bear all costs incurred by the transfer. Furthermore, Behringwerke may terminate this License Agreement as to the Protected Right in question after respective warning and fruitless expiration of a period of 30 days after the warning without observing any notice period and without an offer to transfer any Protected Rights if VuCo GmbH & Co. is in breach of any material clause hereunder and such breach makes it unac-ceptable for Behringwerke to continue this License Agreement.
          Possible claims for damages by Behringwerke shall not be affected hereby.


     4.   APPROVAL BY CONTRACT PARTNERS

          To the extent the consummation of this License Agreement requires approvals of third parties under the terms of the agreements for the Co-owned/Acquired Patents, Behringwerke shall make every effort to receive such approvals without delay after the date hereof. The provisions of Article 4.5 of the Contribution Agreement shall apply MUTATIS MUTANDIS to this License Agreement.


     5.   COVENANTS BY VUCO GMBH & CO.

          Within the limits of statutory liability VuCo GmbH & Co. shall indemnify and hold Behringwerke free and harmless against any claim (other than claims which would be covered by Article 6.1.3 of the Contribution Agreement, regardless of when such claims arise) which may be brought against Behringwerke by any third parties arising out of any use of the Protected Rights by VuCo GmbH & Co., except if such damages are caused by willful acts of Behringwerke or its personnel or any, licensee or its personnel.


     6.   MAINTENANCE OF PROTECTED RIGHTS

          6.1 For the term of this License Agreement Behringwerke is obligated to file, prosecute and maintain the Protected Rights, including all interferences and oppositions thereto, at its own cost. In case Behringwerke intends to abandon a Protected Right it shall first make an offer of transfer to VuCo GmbH & Co. If the offer will not be accepted within 30 days, it shall be deemed to be rejected. In case of acception VuCo GmbH & Co. shall bear all further costs. In case of rejection Behringwerke may abandon the Protected Right. Behringwerke shall make every reasonable effort to find a similar solution with respect to the Co-owned/Acquired Patents.

          6.2 In the event a third party infringes or may be infringing any of the Protected Rights in the field of human vaccines, the parties shall confer and consider whether any infringement proceedings should be filed against such third party. Factors to be considered include, without limitation, the extent of such infringement, the identity of the infringer, the territory in question, the strength of the patent in that territory, the status of the patent in other territories, the likelihood of success, cost and resource allocation, and other possible methods of resolution. The parties will make every effort to mutually agree whether to file any action, including if necessary conferring with an independent third party, although in the event the parties are unable to agree, the final decision will be made by the owner of the patent at issue. If the parties decide to proceed, VuCo GmbH & Co. shall control and bear the costs of such proceeding, and shall retain any recovery. Behringwerke shall reasonably cooperate with and assist VuCo GmbH in connection therewith.

          6.3 To the extent the use of a Co-owned/Acquired Patent is linked to the exercise of an option, Behringwerke hereby authorizes VuCo GmbH & Co.to exercise such option in its own name or in the name of Behringwerke in order to enable VuCo GmbH & Co. to use the respective Protective Rights in accordance with this License Agreement. Furthermore, Behringwerke undertakes to make all necessary further declarations in order to enable VuCo GmbH & Co. to exercise the rights under the respective options. VuCo GmbH & Co. shall bear all costs incurred in connection with such exercise of options, including any royalty, as long as Behringwerke does not use the respective Protected Right. Art. 2 of this License Agreement shall be applicable.


     7.   WARRANTIES BY BEHRINGWERKE

          Except as expressly set forth in the Contribution Agreement or the Purchase Agreement, any warranties and representations of Behringwerke are disclaimed.

     8.   FURTHER DEVELOPMENTS

          Except as expressly set forth in clause 3.4 of the Contribution Agreement, any new developments/improvements developed by Behringwerke or VuCo GmbH & Co. in connection with the Protected Rights remain the exclusive intellectual property of the respective party and are not subject to any disclosure obligation. Each party is entitled to register such new developments/improvements and to make exclusive use of them for its own benefit.


     9.   ASSIGNMENT; SUB-LICENSING

          9.1 VuCo GmbH & Co. may assign or otherwise transfer the rights and obligations hereunder in whole or in part to a third party, PROVIDED THAT such third party is to be bound by the terms and conditions hereof and related hereto.

          9.2 VuCo GmbH & Co. is entitled to grant sub-licenses but restricted to the field of human vaccines.

          9.3 Behringwerke is free to assign any or all of its rights and obligations hereunder (i) in connection with a corporate restructuring, (ii) to Hoechst AG or companies affiliated with Hoechst AG or (iii) to an acquiror of the know-how and/or the Patents and Co-owned/Acquired Patents.

          9.4 Any assignment, sub-licensing and transfer of the Protected Rights is only admissible if the respective recipient undertakes to comply with the provisions of this License Agreement.


     10.  MISCELLANEOUS

          10.1 Unless otherwise defined herein, all terms used herein shall have the same meanings and definitions as in the Contribution Agreement.

          10.2 Unless otherwise specifically amended hereby all other terms of the Contribution Agreement shall remain in full force and effect.

          10.3 To the extent possible, each provision of this License Agreement will be interpreted in such manner as to be effective and valid under the applicable law. If any provision of this License Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this License Agreement. To the extent that a provision is ineffective or invalid, it shall be replaced by an effective and valid provision which comes as close as possible to the economic purpose of the ineffective or invalid provision.

          10.4 Any modifications or amendments of this License Agreement or of any provision of this License Agreement shall be effective only if made in writing, unless the law provides for a stricter form.


          10.5 This License Agreement is governed by the laws of the Federal Republic of Germany.

          10.6 The exclusive place of jurisdiction shall be Marburg.



Marburg, the_______________



Behringwerke AG by:



____________________________________     ______________________________________


VuCo GmbH & Co. by:



____________________________________     ______________________________________

                                                             APPENDIX 1. 1 (a)
                                    to License Agreement in favor of VuCo GmbH



                       [CONFIDENTIAL TREATMENT REQUESTED]

                                     (5 Pages)

                                                              ANNEX 3.1.1.1 (d)
                                                  to the Contribution Agreement



LICENSE AGREEMENT



between

Behringwerke Aktiengesellschaft

Postfach 1140

D-35001 Marburg


(hereinafter "Behringwerke")



and



Behring Vaccine GmbH & Co.

(hereinafter "VuCo GmbH & Co.")

CONTENT


Preamble . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

1.        Granting of License. . . . . . . . . . . . . . . . . . . . . . .3

2.        Royalty. . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

3.        Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

4.        Approval by Contract Partners. . . . . . . . . . . . . . . . . .5

5.        Covenants by Behringwerke. . . . . . . . . . . . . . . . . . . .5

6.        Maintenance of Protected Rights; Exercise of Options . . . . . .5

7.        Warranties by VuCo GmbH & Co . . . . . . . . . . . . . . . . . .6

8.        Further Development. . . . . . . . . . . . . . . . . . . . . . .7

9.        Assignment; Sub-Licensing. . . . . . . . . . . . . . . . . . . .7

10.       Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . .8

PREAMBLE

Pursuant to the "Contribution Agreement" to which this License Agreement is an annex, Behringwerke is contributing its human vaccine unit (the "Business") to VuCo GmbH & Co. Parts of the assets transferred to VuCo GmbH & Co. are also patents which Behringwerke or affiliated companies intend to (further) use for activities outside the Business.

In consideration hereof the parties agree as follows:

     1. GRANTING OF LICENSE

     1.1 Pursuant to the Contribution Agreement Vuco GmbH & Co. will become owner of the patents and applications for registration of patents listed in APPENDIX 1.1. (a) UNDER NO.1 (the "Patents") and respective know-how and a coowner of the patents and applications for registration of patents listed in APPENDIX 1.1.(a) UNDER NO. 2 (hereinafter the "Co-owned/Acquired Patents"). The term Patent shall include continuations, divisionals, continuations-in-part, reissues, priority applications, and corresponding foreign counterparts. Furthermore, Behringwerke transferred to Vuco GmbH & Co. rights and obligations relating to the license and option agreements listed in APPENDIX 1.1 (b) (hereinafter the "Licensed Patents"). (Patents, Co-owned/Acquired Patents and Licensed Patents hereinafter collectively referred to as "Protected Rights").

     1.2 VuCo GmbH & Co. hereby grants to Behringwerke subject to the terms and conditions set forth hereinafter a license or sublicense, as the case may be, under the Protected Rights to develop, manufacture, use, and sell any product other than human vaccine products. As to the Patents, such license shall be worldwide and exclusive. As to the Licensed Patents and the Co-owned/Acquired Patents, the territory and the degree of exclusivity shall be as provided in the relevant agreement, if any, provided tha that if there is no such agreement, the license will be worldwide and exclusive, all with respect to any products other than human vaccine products.

            VuCo GmbH & Co. shall have an option to obtain a non-exclusive sublicense back from Behringwerke to such Protected Rights on commercially reasonable terms for uses outside the field of human vaccines, but not for diagnostics.

     2. ROYALTY

        The license under the Patents shall be royalty free. Royalty obligations in respect of the development, manufacture, use or sale of products under the Licensed Patents and the Coowned/Acquired Patents shall flow through directly to Behringwerke in the amount specified in the relevant agreement, with no addition by VuCo GmbH & Co. Payments shall be made directly to the relevant licensor. Fixed sum royalties, if any, shall be shared between the parties in proportion to their respective use of such protected rights as measured by net sales of covered products.

     3. TERM

        3.1 This License Agreement becomes effective at the Contribution Date or, in case the Operating Lease Agreement becomes effective, upon termination of the Operating Lease Agreement.

        3.2 The licenses to patents included in the Protected Rights shall expire on a country-by-country basis with the last to expire Protected Right. The licenses to know-how included in the Protected Rights shall continue in perpetuity. The licenses to Licensed Patents shall expire in accordance with the provisions of the relevant license agreement.

        3.3 Behringwerke may at any time terminate this License Agreement in its entirety or for single Protected Rights with a termination period of six months.

        3.4 VuCo GmbH & Co. may also terminate this License Agreement in its entirety or for single Protected Rights at any time with a termination period of six months, PROVIDED THAT VuCo GmbH & Co. offers to Behringwerke to transfer to Behringwerke without consideration all its rights and obligations with respect to such Protected Rights to be terminated. If Behringwerke accept such an offer of transfer, Behringwerke shall bear all costs incurred by the transfer. Furthermore, VuCo GmbH & Co. may terminate this License Agreement as to the Protected Right in question after respective warning and fruitless expiration of a period of 30 days after the warning without observing any notice period and without an offer to transfer the Protected Rights, if Behringwerke is in breach of any material clause hereunder and such breach makes it unacceptable for VuCo GmbH & Co. to continue this License Agreement. Possible claims for damages by VuCo GmbH & Co. shall not be affected hereby.

     4. APPROVAL BY CONTRACT PARTNERS

        To the extent the consummation of this License Ageement requires approvals of third parties under the terms of the agreements for Protected Rights, the parties shall make any effort to receive such approvals without delay after the date hereof. If any required approvals are not granted, the parties will make every effort to agree on an alternative solution with equal economic results; VuCo GmbH & Co. shall not be obligated to bear any costs thereby incurred.

     5. COVENANTS BY BEHRINGWERKE

        Within the limits of statutory liability Behringwerke shall indemnify and hold VuCo GmbH & Co. free and harmless against any claim which may be brought against VuCo GmbH & Co. by any third parties arising out of any use of the Protected Rights by Behringwerke, except if such damages are caused by willful acts of VuCo GmbH & Co. or its personnel or any licensee or its personnel.

     6. MAINTENANCE OF PROTECTED RIGHTS; EXERCISE OF OPTIONS

        6.1 For the term of this License Agreement VuCo GmbH & co. is obligated to file, prosecute and maintain the Patents and the Co-owned/Acquired Patents, including all interferences and oppositions thereto, at its own cost. In case VuCo GmbH & Co. intends to abandon a Patent or a Co-owned/Acquired Patent it shall first make an offer of transfer to Behringwerke. If the offer will not be accepted within 30 days, it is deemed to be rejected. In case of acception Behringwerke shall bear all further costs. In case of rejection VuCo GmbH & Co. may abandon the Protected Right. VuCo GmbH & Co. shall make any reasonable effort to find a similar solution with respect to the Licensed Patents.

        6.2 To the extent the use of a Licensed Patent is linked to the exercise of an option, Vuco GmbH & Co. hereby authorizes Behringwerke to exercise such option in its own name or in the name of VuCo GmbH & Co. in order to enable Behringwerke to use the respective Protected Rights in accordance with this License Agreement. Furthermore, VuCo GmbH & Co. undertakes to make all necessary further declarations in order to enable Behringwerke to exercise the rights under the respective options. Behringwerke shall bear all costs, incurred in connection with such exercise of options, including any royalty as long as VuCo GmbH & Co. does not use the respective Protected Right. Art. 2 of this License Agreement shall be applicable.

        6.3 In the event a third party infringes or may be infringing any of the Protected Rights other than in the field of human vaccines, the parties shall confer and consider whether any infringement proceedings should be filed against such third party. Factors to be considered include, without limitation, the extent of such infringement, the identity of the infringer, the territory in question, the strength of the patent in that territory, the status of the patent in other territories, the likelihood of success, cost and resource allocation, and other possible methods of resolution. The parties will make every effort to mutually agree whether to file any action, including if necessary conferring with an independent third party, although in the event the parties are unable to agree, the final decision will be made by the owner of the patent at issue. If the parties decide to proceed, Behringwerke shall control and bear the costs of such proceeding, and shall retain any recovery. VuCo GmbH & Co. shall reasonably cooperate with and assist Behringwerke in connection therewith.

     7. WARRANTIES BY VUCO GMBH & CO.

        Any warranties and representations of VuCo GmbH & Co. are disclaimed.

     8. FURTHER DEVELOPMENT

        Except as expressly provided in Art. 3.4 of the Contribution Agreement, any new developments/improvements developed by Behringwerke or VuCo GmbH & Co. in connection with the Protected Rights remain the exclusive intellectual property of the respective party and are not subject to any disclosure obligation. Each party is entitled to register such new developments/improvements and to make exclusive use of them for its own benefit.

     9. ASSIGNMENT; SUB-LICENSING

        9.1 Behringwerke shall not assign or otherwise transfer the rights and obligations hereunder to a third party without the prior approval of VuCo GmbH & Co. In case Behringwerke sells its business operations or part thereof for which the Patents and Licensed Patents are needed, VuCo GmbH & Co. shall not withhold such approval, unless for good reason. In any case, Behringwerke may transfer all its rights and obligations under this License Agreement to Hoechst AG or any company affiliated with Hoechst AG pursuant to Sec. 15 et seq. stock corporation act (AKTIENGESETZ) without the approval by VuCo GmbH & Co.

        9.2 Behringwerke is entitled to grant sub-licenses, with the exception of the production of human vaccines.

        9.3 VuCo GmbH & Co. is free to assign any or all of its rights and obligations hereunder (i) in connection with a corporate restructuring, (ii) to Chiron Corporation or companies affiliated with Chiron Corporation or (iii) to an acquiror of the know-how and/or Protected Rights.

        9.4 Any assignment, sub-licensing and transfer of the Protected Rights is only admissible if the respective recipient undertakes to comply with the provisions of this License Agreement.

    10. MISCELLANEOUS

        10.1 Unless otherwise defined herein, all terms used herein shall have the same meanings and definitions as in the Contribution Agreement.

        10.2 Unless otherwise specifically amended hereby, all other terms of the Contribution Agreement shall remain in full force and effect.

        10.3 To the extent possible, each provision of this License Agreement will be interpreted in such manner as to be effective and valid under the applicable law. If any provision of this License Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this License Agreement. To the extent that a provision is ineffective or invalid, it shall be replaced by an effective and valid provision which comes as close as possible to the economic purpose of the ineffective or invalid provision.

        10.4 Any modifications or amendments of this License Agreement or of any provision of this License Agreement shall be effective only if made in writing, unless the law provides for a stricter form.

        10.5 This License Agreement is governed by the laws of the Federal Republic of Germany.

        10.6   The exclusive place of jurisdiction shall be Marburg.

Marburg, this _____th day of _______________________________ 1996


Behringwerke AG
by:



----------------------------------     --------------------------------------



VuCo GmbH & Co.
by:



----------------------------------     --------------------------------------

                                                                Appendix 1.1(a)
                                  to License Agreement in favor of Behringwerke




                       [CONFIDENTIAL TREATMENT REQUESTED]

                                     (4 Pages)

                                                                Appendix 1.1(b)
                                  to License Agreement in favor of Behringwerke



                       [CONFIDENTIAL TREATMENT REQUESTED]

                                     (1 Page)

                                                                 Annex 3.1.1.2
                                                     to Contribution Agreement



This annex 3.1.1.2 is to be prepared by Behringwerke at the time of the execution of the Contribution Agreement.

                                                                 Annex 3.1.3.1
                                                     to Contribution Agreement



                          [CONFIDENTIAL TREATMENT REQUESTED]

                                     (1 Page)

                                                                 Annex 3.1.3.2
                                                     to Contribution Agreement



                          [CONFIDENTIAL TREATMENT REQUESTED]

                                     (1 Page)

                                                                 Annex 3.1.3.3
                                                     to Contribution Agreement



                          [CONFIDENTIAL TREATMENT REQUESTED]

                                     (3 Pages)

                                                                    Appendix 1
                                                              to Annex 3.1.3.3
                                                     to Contribution Agreement



                          [CONFIDENTIAL TREATMENT REQUESTED]

                                     (3 Pages)

                                                                   Annex 5.1.1
                                                     to Contribution Agreement



                          [CONFIDENTIAL TREATMENT REQUESTED]

                                     (27 Pages)

                                                                  ANNEX  6.1.6


                                BETRIEBSVEREINBARUNGEN

                                GRUNDSATZE/RICHTLINIEN

                                  UBERSICHT/SEITE I

Nr  Regelungsgageastand:

1. Einheitliches Entgeltsystem mit Protokollnotizen und Einstufungs -, Einarbeitungs - und Durchlaufzeitenregelung

2.  Entgeltfortzahlung im Todesfall

3.  Jahrespramienordnung:  Erfolgsheteiligung

4.  Erschwerniszdlagen

5.  Vermogenswirksame Leistungen

6.  Zuwendungen bei Dienstjubilaen; Offizielle Feierstundo

7.  Gebuhrenerfassung u. abrechnung der Telefonanlage

8.  Werksbusfahrpreis:  SoBe Beschlub zum Werksbusfahrpreis

9.  Altersversorgung, Ende des Arbeitsverhaltnissen

10. Firmenrente; Witwenrente

11. Anderung der Beitragssatze in der Pensionskasse

12. Urlaubsgewahrung, Merkblatt zum aT Urlaubszuschull

13. Zushussee zur beruflichen Weiterbildung

14. Pensionierungsurlaub

15. Freizeitgewahrung fur Umzug

16. Altersfreizeit

17. Grundsatze zur Gewahrung bezahlter and unbezahlter Freistellung, Freistellung fur Prufungen

18. Arbeitsunfahigkeitbescheinigungen

                                                                   ANNEX 6.1.6

                                BETRIEBSVEREINBARUNGEN

                                GRUNDSATZE/RICHTLINIEN

                                  UBERSICHT/SEITE 2


Nr  Regelungsgageastand:

19. Arbeitsordnung und Erganzungen zur Arbeitsordnung

20. Mitarbeitergesprach

21. Verarbeitung personenbezogener Mitarbeiterdaten

22. Durchfuhrung von Abteilungsfeicrn

23. Positive Zeiterfassung u. glcitende Arbeitszeit, Arbeitszcitverkurzungen

24. Grundsatze fur Bildschirmtatigkeit

25. Familie, Beruf, Teilzeit

26. Wahl von Ausbildungsgruppenspreeher

27. Mandatstragerregelung

28. Betriebliche Vertrauensleute

29. Betriebliches Vorschlagswesen

30. Alkohol im Betrieb Liste der Suchthelfer

31. Arbeitssicherhcit und Gesundheitsschutz

32. Ausweisregelung

33. Vorzeitige Pensionierung und Regelungsabrede

34. Neue Techniken

35. StraBenverkchrsordnung;  Parkordnung

36. Grundsatze der Mietgentaltung

                                                                    ANNEX 6.1.6

                                BETRIEBSVEREINBARUNGEN

                                GRUNDSATZE/RICHTLINIEN

                                  UBERSICHT/SEITE 3


Nr  Regelungsgageastand:

37. Direktversicherung
    Verhutung-von Hepatiris-Infektionen;  Grundsatze zur HIV-Infektion

38. und zur Krannkheit AIDS;  Richtlinien zur Verhutung von Infektionen

39. Verwcndung von Kreditkarten bei Dienstreisen

40.

41.

42.

43.

44.

45.

46.

47.

48.

49.

50.

51.

52.

53.

54.

                                                                   Annex 6.1.7
                                                     to Contribution Agreement



                                negative report

                                                                       Annex 7
                                                     to Contribution Agreement



                          [CONFIDENTIAL TREATMENT REQUESTED]

                                      (1 Page)

                                                                        ANNEX 10
                                                   to the Contribution Agreement



                              OPERATING LEASE AGREEMENT



between

Behringwerke Aktiengesellschaft
Postfach 1140
D-35001 Marburg

(hereinafter "Behringwerke")


and

Behring Vakzine GmbH & Co.

(hereinafter "VuCo GmbH & Co.).





                                       PREAMBLE

Pursuant to the (Contribution Agreement, of which this Operating Lease Agreement is an annex, Behringwerke transfers its human vaccines unit (hereinafter the "Business") to VuCo GmbH & Co. Since VuCo GmbH & Co. needs various permissions to continue the Business, which it presently does not possess, the parties agree that Behringwerke shall continue to operate the Business for a transfer period on the basis of an operating lease agreement.

In consideration hereof, the parties hereto agree as follows:

1.  SUBJECT OF AGREEMENT

    Subject of this Operating Lease Agreement is the Business containing all of the Vaccine Assets operating property with the exception of the Stock which is owned by Behringwerke.


2.  BEGINNING AND DURATION OF THE AGREEMENT


    2.1  The lease shall come into force on the Contribution Date.


    2.2  The lease runs for an indefinite period.

    2.3 This Agreement is deemed to be terminated if all other conditions necessary for the occurrence of the Closing Date as defined in the Purchase Agreement are satisfied or waived.

    2.4 The right of the Parties to terminate the agreement without notice for good cause remains unaffected.


3.  RENT

    3.1 Behringwerke shall have the right to determine the amount of the rent as it deems appropriate. It shall be paid at the end of each calendar month.

    3.2 Upon request of Behringwerke, VuCo GmbH & Co. shall submit an invoice separately showing the v.a.t.


4.  OPERATION OF BUSINESS

    4.1 As of the Contribution Date. Behringwerke shall operate the Business on its own account.

    4.2 Behringwerke is obliged to operate the Business in accordance with Art. 9 of the Contribution Agreement. A sublet is not permitted. Behringwerke is not entitled to dispose any of the fixed assets of the Business.

    4.3 Behringwerke shall observe the regulations of the Industrial Act (Gewerbeordnung), the security regulations and all other regulations
         under public   law.

    4.4 By the end of this Agreement, Behringwerke shall transfer all new investments to VuCo GmbH & Co. pursuant to Article 7 para. 2 of this Agreement.

    4.5 Behringwerke shall be fully liable for all damages caused in connection with the Business and shall hold VuCo GmbH free and harmless from all claims in that respect.

    4.6  Behringwerke shall insure the assets in the previous extent.


5.  ASSIGNMENT OF EMPLOYMENT CONTRACTS

    Behringwerke assumes pursuant to sect. 613 a BGB (Civil Code) for the duration of this Agreement the entire workforce of the Business and the rights and obligations as of the Contribution Date stemming from the employment contracts and pension liabilities relating to employees still active.

6.  WARRANTY

    Any warranties and representations by VuCo GmbH & Co. are excluded.


7.  TERMINATION OF THE OPERATING LEASE AGREEMENT

    7.1 Upon the termination of this Agreement, the transfer of the Business is governed by Articles 4 and 5 of the Contribution Agreement and by the regulations set forth hereinafter.

    7.2 At the date of the end of this Agreement, Behringwerke shall transfer to VuCo GmbH & Co. the Stock which belongs to the Business and the new investments according Article 4 para. 4 of this Agreement. For this purpose, VuCo GmbH & Co. and Behringwerke shall conduct a stock-taking of the Stock and of the new investments (hereinafter "Stock-Taking") close to the day of the termination of this Agreement. The book value of the aforementioned objects shall be credited to capital accounts I and II as provided in Art. 2 of the Contribution Agreement.

    7.3 To the extent meaningful, the regulations of the Contribution Agreement shall be applicable, mutatis mutandis, with respect to the retransfer of the Business to VuCo GmbH & Co.


8.  MISCELLANEOUS

    8.1 Unless otherwise defined herein, all terms shall have the same meanings and definitions as in the Contribution Agreement.

    8.2 Unless otherwise specifically amended hereby, all other terms of the Contribution Agreement shall remain in full force and effect.

    8.3 To the extent possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under the applicable law. If any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. To the extent that a provision is ineffective or invalid, it shall be replaced by an effective and valid provision which comes as close as possible to the economic purpose of the ineffective or invalid provision.

    8.4 Any modifications or amendments of this Agreement or of any provision of this Agreement including this Art. 8.4 shall be effective only if made in writing, unless the law provides for a stricter form.

    8.5 This Agreement is governed by the laws of the Federal Republic of Germany.

    8.6  The exclusive place of jurisdiction shall be Marburg.

                                                                      Annex 11.1
                                                   to the Contribution Agreement



                               MASTER SERVICE AGREEMENT



between


Behringwerke AG

35001 Marburg

- hereinafter "Behringwerke" -


and


Behring Vakzine GmbH & Co.



hereinafter "VuCo GmbH & Co." -

                                       PREAMBLE

A. Pursuant to the Contribution Agreement to which this Agreement is an Annex and to the Purchase and Assignment Agreement entered into by Behringwerke and 31. CORSA Verwaltungsgesellschaft mbH (the "Purchase Agreement"), Behringwerke is contributing its human vaccine unit (the "Business") to VuCo GmbH & Co. VuCo GmbH & Co. will, for the foreseeable future, continue to conduct the Business within the premises of Behringwerke on a lease basis. Therefore, and due to the numerous operational and technological interdependencies between the business operations of Behringwerke and VuCo GmbH & Co., the Parties agree that both will require supply of certain goods and services from the respective other Party.

B. In this Agreement, the Parties wish to stipulate the terms and conditions applicable to such supply of goods and services.

C. In order to facilitate the efficient supply of goods and services by Behringwerke to VuCo GmbH & Co. and vice versa and to ensure that each Party may plan ahead to remain cost-effective and within the terms and conditions set forth herein, it is important that the Parties advise each other on a cooperative basis of their requirements and timetables.


Article I - Services Supplied under this Agreement

1.1 Subject to the terms and conditions set forth herein, Behringwerke will supply VuCo GmbH & Co. with goods and services listed in ANNEXES (the "Behringwerke Services"), VuCo GmbH & Co. will receive and accept such Behringwerke Services from Behringwerke.

    Behringwerke may use Hoechst or Centeon Pharma GmbH or affiliates residing on Behringwerke's premises or other third parties, the latter only to the extent the services do not require the trust of VuCo GmbH & Co. such as painting (hereinafter collectively "Internal Partners") as a sub-contractor in order to meet its obligations under this Agreement with respect to such Behringwerke Service. and nothing in this Agreement shall limit such right of sub-contracting.

1.2 Subject to the terms and conditions set forth herein, VuCo GmbH & Co. will supply Behringwerke with goods and services listed in ANNEXES - (the `VuCo Services"; Behringwerke Services and VuCo Services are hereinafter collectively referred to as the "Services"). Behringwerke will receive and accept such Services from VuCo GmbH & Co. It is further understood that Behringwerke may pass on and transfer any VuCo GmbH & Co. Services to Internal Partners.

1.3 The Services are individually defined as to their nature in Annexes. All Services will be provided in the same amount as provided in 1995, adjusted to reflect Behringwerke's projections for 1996: provided, that either Party may request an additional amount of any Service, and the provider of such Service shall use reasonable commercial efforts to provide such additional amount.

1.4 Due to the Business being located within the Behringwerke premises and the said technological interdependence, it is mandatory that Behringwerke supplies and VuCo GmbH & Co. receives the Behringwerke Services listed in ANNEXES - (such as utilities and fire brigades). VuCo GmbH & Co. will receive such Behringwerke Services exclusively from Behringwerke. For the same reasons, it is mandatory that VuCo GmbH & Co. supplies and Behringwerke receives the VuCo GmbH & Co. Services listed in ANNEXES - .

    These Services cannot be terminated during the term of the Lease Agreement.

1.5 Services other than those defined in the Annexes hereto are not part of this Agreement and may be agreed upon separately in each single case pursuant to Art. 1.8. In particular, the Parties will enter into a separate lease agreement regarding the use by VuCo GmbH & Co. of parts of Behringwerke's premises.

1.6 Whenever one of the Parties and/or any of the Internal Partners needs goods and services in addition to those listed in ANNEXES - and the other Party could also be considered as a supplier of such additional goods and services, the other Party shall be requested to tender them. If such goods and services are nevertheless obtained from an outside supplier, the other Party is to be advised of the reasons for such decision. At equal cost-effectiveness and comparable other terms and conditions, the respective other Party shall be preferred to any outside supplier.

1.7 If VuCo GmbH & Co. in addition requires special goods and services which are not available or are not available in the desired quality or quantity or at the desired time(s), Behringwerke will make every reasonable effort to supply these additional goods and services, too, without, however, being obliged to do so. Any additional costs resulting from the supply of these additional goods and services will be borne by VuCo GmbH & Co. at a price to be negotiated between the Parties. If the additional goods and services are also used by other internal customers of Behringwerke, the additional costs will be shared proportionately, based on use, between Behringwerke and VuCo GmbH & Co.

1.8 If and when such additional goods and services referred to in Art. 1.6 or 1.7, above, are purchased from the respective other Party, the respective Services shall be listed in new Annexes in the form of ANNEXES - setting forth all information necessary and signed on behalf of each Party by a duly authorized signatory (the supply of such goods and services shall be considered "Behringwerke Services" or "Vu-Co Services", as the case may be, and "Services" in each case) and the provisions of this Agreement shall be applicable to such goods and services.


Article 2 - Principles Governing the Supply of Services

2.1 The Parties shall supply the Services in the same kind and quality as if it were for captive use (SORGFALT IN EIGENEN ANGELEGENHEITEN). They will allocate qualified staff to the supply of the Services. Employees transferred to VuCo GmbH & Co pursuant to the Contribution Agreement shall be deemed qualified for the position held as of the Closing Date.

2.2 Each Party shall observe that the Services supplied by it are supplied, and that its operations for which the other Party supplies such Services are conducted, in accordance with the applicable legislation.

    The Parties shall observe in particular the technical regulations in respect of pharmaceutical products for human use and the products comprised in the business of the respective other Party, as well as applicable law, ordinances or orders of public authorities. In addition, the Parties shall comply with any health and safety regulations or requirements protecting employees and third parties in the sites and buildings or parts thereof occupied by the Parties.

2.3 When supplying Services under this Agreement, each Party shall comply with the respective other Party's requests as to the specific circumstances of such supply to the extent reasonable and possible. Neither Party is, however, obliged to comply with such requests if there are reasons to assume that compliance would breach any legislation in force, lead to damages to its installations or its property or property of third parties or could be associated with exposure to danger of persons. In such case, the respective Party shall promptly inform the other Party of the reasons of its concern and discuss appropriate actions with the other Party to avoid disadvantages to such other Party as far as reasonably possible.

2.4 If either Party needs official authorization for its supply of Services hereunder such Party will prepare the appropriate applications together with, and in consultation with, the Party receiving the Services and submit them to the authorities. Behringwerke and VuCo GmbH & Co. will keep each other regularly informed on the progress made in such matter and on their respective negotiations with the authorities and will discuss in advance any necessary measures.

    Behringwerke and VuCo GmbH & Co. shall, in particular, promptly inform each other if official action is likely to be initiated which could result in the withdrawal or revocation of any authorization for those operations of VuCo GmbH & Co. and of Behringwerke which relate to the Services under this Agreement.

2.5 Behringwerke and VuCo GmbH & Co. will regularly discuss questions of common interest regarding the supply of Services hereunder and regarding those units supplying such Services. Should one of the Parties intend to modify its operations in a way which would have significant effects on its future need for Services supplied by the other Party, it will inform the other Party without delay in order to allow for a joint examination and discussion of the effects of such modification on the mutual service relationships and to enable the respective other Party to provide an initial assessment of the resulting cost increases or reductions to serve as a basis for such discussions. In such case, the Parties will make every reasonable effort to supply each other with additional amounts of Services in the most economical way.

Article 3 - Quantity and Measurement of Services

3.1 Unless otherwise provided for in ANNEXES - , the amount of any Services continuously supplied in accordance with such Annexes shall be reviewed by the Parties on or before September 30 of each year for the following year.

    To the extent the Parties are unable to reach an agreement on the amount of any
    Services to be supplied during the following year, the following applies:

    3.1.1 in case of increased demand, the supplying Party will endeavor to meet such demand, but will only be obliged to supply such Services in the amount agreed upon for the current year;

    3.1.2 in case of reduced demand, the supplying Party will supply only the requested amount of such Services; however, if the supplying Party proves that it incurred any residual costs due to such reduction, it shall be indemnified by the receiving Party, unless otherwise provided for herein.

3.2 Subject to Art. 1.3, the methods, places and other particulars of measurement of any measurable Services (e.g., in time, quantities of energy, etc.), and the allocation method with regard to any non-measurable Services (e.g., security, fire brigade) or for which metering devices are not available, are provided for in the respective Annexes. The Parties shall review such provisions as part of the annual review pursuant to Art. 3.1.


Article 4 - Remuneration

4.1 Services shall be provided at Cost as defined in Art. 4.2.

4.2 "Cost" means the fully burdened, fairly allocated cost of providing the relevant Services, which shall include a reasonable return on employed capital and reasonable depreciation and amortization of employed assets over their useful lives, and a fairly allocated charge for underutilized plant and equipment, provided that each Party uses its best efforts to employ such plant and equipment otherwise. Cost shall be determined pursuant to reasonable and customary allocation and calculation methodologies as consistently applied by Hoechst AG and Guarantor and which are consistent with German GAAP; provided that neither Parties' method-ologies will be applied in a manner that would cause the Costs charged to the other Party to exceed the costs as would be calculated in accordance with the methodologies reflected in the financial statements as attached in Annex 7.1.19 of the Purchase Agreement. The Parties will meet and confer within three months of the Closing Date, as defined in the Purchase Agreement, regarding their respective methodologies.

4.3 Each Party has the right to audit the other Party's books and records by an independent Wirtschaftsprufer, at reasonable times and upon reasonable notice, solely for the purpose of confirmation of such Party's calculation of Costs. Auditing shall be no more frequent than once a year.

4.4 If either Party believes that the costs of Services provided to it hereunder are substantially higher than the costs at which such Services generally are available, the Parties shall meet and confer to consider appropriate action.


Article 5 - Invoicing and Payment

The Parties' respective financial departments will negotiate reasonable and appropriate invoicing and payment terms including compensation for the time value of money.


Article 6 - Liability

6.1 Each Party shall monitor continuously whether the other Party is supplying Services in the agreed amount and quality. Unless otherwise provided in the Annexes the following applies: Any incorrect amount and any obvious defect shall be notified in writing to the other Party promptly after detection. however no later than 30 (thirty) working days after the date on which the respective Service was rendered. Other defects shall be notified in writing to the other Party promptly after detection,, however no later than 6 (six) months after the date on which the respective Service was rendered. No Party is obliged to accept late notification of complaints.

6.2 The Parties shall only be liable for lack of diligence as applied in their own business (SORGFALT IN EIGENEN ANGELEGENHEITEN), Liability for consequential damages is hereby excluded.

6.3 In any case, liability of each Party for damages due to, or in connection with, Services supplied under this Agreement which are not in accordance with the requirements stipulated herein is limited to an amount of [CONFIDENTIAL TREATMENT REQUESTED] (in words: [CONFIDENTIAL TREATMENT REQUESTED]) per damaging event and to a total of [CONFIDENTIAL TREATMENT REQUESTED] (in words: [CONFIDENTIAL TREATMENT REQUESTED]) per calendar year, all to the extent legally possible. Such limits are not applicable to the extent the damaging Party can recover compensation for such damages from third parties including insurance companies.

6.4 Damages which amount with respect to a single damaging event to less than DM 5,000 (in words: Deutsche Mark five thousand) shall not be recoverable, provided that the aggregate amount of such small damages during one calendar year is not exceeding DM 25,000 (in words: Deutsche Mark twenty-five thousand).


Article 7 - Force Majeure

7.1 Unexpected interruptions in the operations of suppliers, unexpected delays in delivery or failure to make deliveries on the part of suppliers, strikes, lock outs, official restrictions and other eventualities which cannot reasonably be controlled or avoided by the respective Party ("Force Majeure") shall relieve such Party to the extent and for the duration of such event from its obligations under this Agreement and will not justify a claim for damages for any losses suffered by the other Party.

7.2 If a Party is forced to interrupt the supply of Services in whole or in part due to Force Majeure and if such situation is foreseeable, such Party shall inform the respective other Party promptly of the reasons for, and the expected extent and duration of, such interruption. The Parties will make every reasonable effort to keep the negative effects of such an event as small as possible.

7.3 After an event of Force Majeure, the Parties shall agree amicably on how and to what extent Services not supplied are to be made up.

7.4 If the supply of Services is reduced owing to an event of Force Majeure, the respective Party will share the capacity it has available among its internal customers, the respective other Party and any other outside customers with respect to whom it has undertaken obligations, in accordance with the proportion of its Services previously accounted for by them.


Article 8 - Duration and Termination

8.1 This Agreement shall commence on the Contribution Date or in case the Operating Lease Agreement becomes effective upon the termination of the Operating Lease Agreement and shall run indefinitely, unless otherwise provided for in this Agreement.

8.2 Either Party may terminate this Agreement with immediate effect with regard to the relevant Service(s) if the other Party fails to observe significant obligations under this Agreement and does not, within a period of 60 (sixty) days after having been warned by the other Party in writing to do so, return to a course of action which is in line with this Agreement and, as far as possible, remedy the infringement of this Agreement.

8.3 Either Party may terminate this Agreement with immediate effect if the other Party becomes insolvent or, in particular, if composition or insolvency proceedings are instituted with regard to its assets or if such procedures have been denied due to lack of assets.

8.4 Furthermore, each Party is entitled to terminate this Agreement, on a Service by Service basis, with respect to Services received by it by giving prior written notice of termination; provided that no such notice may be given before two years in case of category I Services or six months for any other Services, all after Closing Date as defined in the Purchase Agreement.

         Category I Services: two years prior written notice
         Category II Services: one year prior written notice
         Category III Services: six months prior written notice

8.5 In the event VuCo GmbH & Co. terminates in accordance with Art. 8.4 filling and packaging Services less than five years after the Closing Date as defined in the Purchase Agreement, and Behringwerke proves that it incurs, in connection with such termination, costs which cannot be eliminated even though Behringwerke uses its best efforts to reduce or eliminate such costs ("Residual

    Costs"), VuCo GmbH & Co. shall compensate Behringwerke for (i) in the first year after such termination becomes effective: 50% of such Residual Costs,
    (ii) in the second year: 25%, and (iii) in the third year: 12.5% of such Residual Costs.

8.6 In case a Party has - upon specific request of the other Party terminating this Agreement partially or entirely - made investments with regard to operations rendering Services to the other Party which it would not have made without such request, such other Party shall bear 100% of any Residual Costs after termination, until such Residual Costs have been completely reimbursed.

8.7 The Party claiming Residual Costs shall submit to the other Party a detailed record of such Residual Costs by the end of each calendar quarter.

8.8 The Residual Costs shall be invoiced separately for each month and shall become due and payable on the 15th day of the month following the date on which the respective other Party receives such invoice. Art. 4.3 shall apply MUTATIS MUTANDIS.

8.9 Any notice of termination of this Agreement, in its entirety or in part, shall only be valid if given in writing.

8.10 In case that either Party terminating Services wishes to establish its own functions with regard to such Services, it shall give priority to employees of the existing functions of the respective other Party.

8.11 Upon notice of termination of any Services hereunder, the Parties shall meet and confer regarding reasonable and appropriate steps to minimize the impact of such termination on remaining operations, in particular the possibility of gradually phasing out such Services over the course of the termination period.


Article 9 - Confidentiality

9.1 Any information whether written, oral or otherwise provided by a Party or a Party's sub-contractor to the other Party and any information obtained by a Party in connection with this Agreement, including the terms and conditions of this Agreement, shall be treated as confidential by the Party, receiving such information, shall only be used for purposes consistent with this Agreement and shall not be disclosed to any third party unless the Party or sub-contractor who provided such information has given its prior written consent to such other use or disclosure; provided, however, that each Party may disclose such information for purposes consistent with this Agreement to its employees, agents and sub-contractors, if any such employee, agent or sub-contractor agrees to keep such information confidential as if it were a party hereto.

9.2 The obligations of confidentiality, including the obligations of restricted use, shall continue for a period of ten years after the termination of this Agreement.

9.3 Excluded from the restrictions provided for in Art. 9.1 and 9.2 above is all information that has been disclosed by one Party or a sub-contractor to the other Party and which is:

    9.3.1 information that such other Party possessed in its own right before disclosure by the first Party or the sub-contractor;

    9.3.2 information that is in the public domain at the time of disclosure by a Party or a sub-contractor or has become part of the public domain through no fault of the other Party having received such information;

    9.3.3 information that such other Party has received, without restriction on its disclosure, legitimately from a third party not deriving the same from the Party or sub-contractor who made the original disclosure.

9.4 Information which is necessary for the enforcement of this Agreement or for compliance with applicable law, ordinances or orders of public authorities may be disclosed accordingly, provided that all reasonable steps are taken to preserve the confidentiality and the restricted use of such information.

9.5 All drawings, plans and other documents produced or commissioned by a Party or sub-contractor regarding any Service to be rendered shall remain the property of such Party or sub-contractor, unless agreement to the contrary has been reached. Subject to Art. 9.3, such documents and any other confidential information received and any copies thereof shall be destroyed or returned upon request of the disclosing Party or sub-contractor or in the event of termination or rescission of this Agreement in total or in part.

Article 10 - Governing Law; Arbitration

10.1 This Agreement shall be governed by, and construed in accordance with, the law of the Federal Republic of Germany.

10.2 In case of any question or difference which may arise concerning the validity, construction, meaning or effect of this Agreement or concerning the rights and liabilities of the Parties hereunder or any matter arising out of, or in connection with, this Agreement cannot be amicably resolved, such question or difference shall be referred to, and determined by, an ad hoc arbitration tribunal of three arbitrators (the "Tribunal").

10.3     The arbitrators shall be appointed as follows:

    10.3.1 each party shall appoint one arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall be qualified to sit as a judge (Befahigung zum Richteramt) and who shall act as president of the Tribunal;

    10.3.2 if either Party fails to appoint its own arbitrator within twenty-one days of receipt of a written request by the other Party or if the two arbitrators are unable to jointly select a president within twenty-one days from the last appointment, such arbitrator or president shall be appointed by the President of the Court of Appeal of Frankfurt am Main (Prasident des Oberlandesgerichts) at the request of either Party.

10.4 The venue of such arbitration shall be Frankfurt am Main and the language shall be German.

10.5 The award of the Tribunal, which shall state the reasons for the decision, shall be final and binding upon the Parties. The arbitrators shall have power to direct any interim measures.

10.6 With respect to aspects not expressly stipulated in this Art. 10, the arbitration shall be in accordance with the rules
         (Schiedsgerichtsordnung) of the Deutsche Institute for Schiedsgerichtswesen e.V.

Article 11 - Access to Behringwerke-Premises

11.1 With regard to the access to the Behringwerke-premises by employees of VuCo GmbH & Co. and/or third parties doing business with VuCo GmbH & Co. the following applies:

    11.1.1 At the entrance to the premises controls will be held in accordance with the Behringwerke-guidelines as amended from time to time. To the extent technical appliances are required (e.g., code cards), the specifications of which have to be agreed upon with Behringwerke, VuCo GmbH & Co. shall obtain such appliances at its own cost, to the extent possible by law. It is VuCo GmbH & Co.'s responsibility that any orders of Behringwerke control personnel are followed and that the specific identification requirements imposed by Behringwerke under its guidelines are met.

    11.1.2 In order to meet the obligations hereunder, buildings, plants and parts of the Behringwerke-premises not expressly designated for such purpose may only be entered with the consent of Behringwerke.

11.2 VuCo GmbH & Co. undertakes to comply with the Behringwerke-guidelines, as applicable at any given time, to the use of its premises, in particular those regarding fire prevention, security or traffic in non-public areas. Such obligation is applicable also to VuCo GmbH & Co. personnel and to third parties doing business with VuCo GmbH & Co.; and VuCo GmbH & Co. shall inform such third parties of said obligations and guidelines.


Article 12 - Final Provisions

12.1 Unless otherwise defined herein, all terms shall have the same meanings and definitions as those in the Contribution Agreement.

12.2 Unless otherwise specifically amended hereby, all other terms of the Contribution Agreement shall remain in full force and effect.

12.3 Any rights of set-off (Aufrechnung) and/or retention (Zuruckbehaltung) based on claims for damages under this Agreement shall be excluded unless such claims are undisputed between the Parties or confirmed by a non-appealable court/arbitration decision.

12.4 Each Party may only assign this Agreement to a fully controlled affiliate which has the means to fulfill the obligations under this Agreement.

12.5 From time to time after the date hereof, at the request of either Party, the Parties shall execute and deliver to such requesting Party such documents and take such other action as such requesting Party may reasonably need in order to consummate more effectively the transactions contemplated hereby and to satisfy any legal requirements.

12.6 Any notification or amendment to this Agreement, including this Art. 12.6, must be in writing in order to be valid, unless more stringent requirements as to the form are stipulated by applicable law.

12.7 The Annexes hereto will become integral parts of this Agreement, and all references herein to this "Agreement" shall also include the Annexes.

12.8 To the extent possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under the applicable law. If any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. To the extent that a provision is ineffective or invalid, it shall be replaced by an effective and valid provision which comes as close as possible to the economic purpose of the ineffective or invalid provision.


________________,this ___ day of _______,1996.


BEHRINGWERKE AG                             [VuCo GmbH & Co.]


-----------------------------------         ---------------------------------
By:                                         By:
Title:                                      Title:

                                                                      ANNEX 11.2
                                                   to the Contribution Agreement



LEASE AGREEMENT

between



Behringwerke AG
35001 Marburg

- hereinafter "Behringwerke" -


and


------------------------


------------------------

- hereinafter "VuCo GmbH & Co." -

                                TABLE OF CONTENTS

Preamble                                                                     4

Article 1 - Object of Lease                                                  4

Article 2 - Term of Lease                                                    5

Article 3 - Rent                                                             5

Article 4 - Ancillary Costs                                                  6

Article 5 - Value Added Tax                                                  8

Article 6 - Condition of the Premises                                        8

Article 7 - Liability, Encumbrances, Responsibility                          8

Article 8 - Insurance                                                        9

Article 9 - Use of Premises                                                 10

Article 10 - Maintenance and Repairs                                        12

Article 11 - Destruction of Premises                                        12

Article 12 - Structural Changes by Behringwerke                             13

Article 13 - Assignment and Subletting                                      13

Article 14 - Change of legal entity, Sale of Business                       14

Article 15 - Signs                                                          14

Article 16 - Indemnification                                                14

Article 17 - Default, Termination                                           15

Article 18 - Hazardous Materials                                            17

Article 19 - Force Majeure                                                  18

Article 20 - Confidentiality                                                18

Article 21 - Arbitration                                                    19

Article 22 - Final Provisions                                               20

                                    PREAMBLE

Pursuant to the Contribution Agreement to which this Lease Agreement is an annex, Behringwerke is contributing its human vaccine unit (the "Business") to VuCo GmbH & Co. VuCo GmbH & Co. intends, for the foreseeable future, to conduct the Business within the premises of Behringwerke on a lease basis.

Therefore, the parties hereto agree as follows:

ARTICLE 1 - OBJECT OF LEASE

1.1 Behringwerke hereby leases to VuCo GmbH & Co. and VuCo GmbH & Co. hereby leases from Behringwerke certain parcels rentable land offices space, production facilities including fixtures and integral parts (WESENTLICHE BESTANDTEILE) within Behringwerke's Marburg sites which are particularly described and fully enumerated in ANNEX 1.1, (a) and marked in black in ANNEX 1.1, (b) (the "Premises"). Under this lease, VuCo GmbH & Co. is also entitled to enter and use common areas (GEMEINFLACHEN), designated access and delivery areas, if any, waste disposal facilities and access to ingress and egress of the site, to parking spaces, and to the cafeteria, subject to Behringwerke-guidelines which shall be exercised by Behringwerke in accordance with sect. 315 et seq. Civil Code (BGB).

1.2 The Premises shall be occupied and used by VuCo GmbH & Co. for the business of human health care and shall not be used for any other purpose whatsoever without the prior written consent of Behringwerke, which shall not be unreasonably withheld.

     Any consent by Behringwerke, even if not explicitly stated, shall always be granted subject to all official authorizations as may be required for the envisaged change of the use of the Premises. Upon request, VuCo GmbH & Co. shall provide Behringwerke with proof that all necessary official authorizations have been duly granted.

1.3 The supply of utilities and services such as electricity, water etc. by Behringwerke and VuCo GmbH & Co.'s obligation to receive, and pay for, any such utilities and services are specifically settled in the Master Service Agreement.

ARTICLE 2 - TERM OF LEASE

2.1 The Lease shall commence on the Contribution Date or, in case the Operating Lease Agreement (BETRIEBSPACHTVERTRAG) becomes effective, upon termination of the Operating

     Lease Agreement (the "Closing Date"). The initial term of the lease shall be five years (the "Initial Term"). VuCo GmbH & Co. shall have the right in its discretion to extend the lease for an additional five years (the "Extension Period") by providing written notice to Behringwerke no later than March 31, 2001.

     During the Extension Period, VuCo GmbH & Co. shall have the right to terminate the lease in whole or in certain parts of the Premises upon six months' prior written notice to Behringwerke. During the Initial Term, VuCo GmbH & Co. shall have the right to terminate the lease in part (but not in whole) upon six months' prior written notice to Behringwerke, PROVIDED THAT such right of early termination shall not apply to Premises used for manufacturing including quality control.

     In case Behringwerke undertook capital investments related to the Premises in the Extension Period on specific written request of VuCo GmbH & Co. and VuCo GmbH & Co. terminates this Agreement under the foregoing sentence, VuCo GmbH & Co. shall reasonably compensate Behringwerke therefore.

2.2 Section 568 German Civil Code (Section 568 BGB) shall not apply upon expiry of the term of the Lease.

ARTICLE 3 - RENT

3.1 As of the Closing Date VuCo GmbH & Co. shall pay to Behringwerke as annual rent an amount to be calculated on the basis of present lease agreement agreed between Behringwerke and Hoechst but in no case more than fair market value. For this purpose VuCo GmbH & Co. has the right to audit Behringwerke books and records of an independent Wirtschaftsprufer acceptable for Behringwerke at reasonable times and upon reasonable notice solely for the purpose of confirmation of such Party's calculation of costs. Auditing shall be no more frequent than once a year.

     In case the Parties cannot agree on the fair market rent either Party is entitled to request the President of the chamber of commerce of Frankfurt to nominate an expert who shall resolve such matter to be binding upon the Parties. The costs shall be borne pursuant to sec. 91 et seq. Civil Procedure Code (ZPO).

3.2 The Rent shall be due and payable in equal quarterly installments in arrears on January 10, April 10, July 10 and October 10 of each year (the"Rent Payment Dates").

3.3 Payments are to be made to a bank account named by Behringwerke in time to be received at the respective Rent Payment Date. Late payment shall bear interest at a rate of three percentage points above the relevant discount rate of the German Federal Bundesbank.

ARTICLE 4 - ANCILLARY COSTS

4.1 In addition to the Rent VuCo GmbH & Co. shall bear certain ancillary costs. Behringwerke AG shall use it best efforts to attribute the ancillary costs as to the various buildings and to the various tenants. Only insofar as the ancillary costs can not be attributed to specific buildings and/or specific tenants the ancillary costs shall be allocated to all tenants, where appropriate, on the basis of squarmeters rented, or on such other criteria which is reasonable for the allocation of those costs among the various users. Costs having been considered in calculating any fee under the Master Service Agreement shall not be escalated to VuCo GmbH & Co. Ancillary costs are:

     4.1.1 expenses of cleaning, lightning, repairing, renewing, decorating, maintaining and rebuilding any walls, fences, gutters, drains, road ways, pavements, access ways, service areas and any other common areas of the Premises which are or may be used or enjoyed by VuCo GmbH & Co. in common with any other person or persons;

     4.1.2 any insurance premiums payable by Behringwerke for insuring the Premises or any part thereof;

     4.1.3 all running expenses as defined in Appendix 3 to Section 27, subsection 1, of the second computation order (Anlage 3 zu
               Section 27 Abs. 1 der zweiten Berechnungsverordnung).

4.2 To the extent it is not possible for legal or factual reasons that VuCo GmbH & Co. pay such costs and expenses directly and in its own name, VuCo GmbH & Co. will reimburse to Behringwerke such costs at the respective due date.

4.3 The costs referred to in Art. 4.1 shall be invoiced by the end of February of each year, at the latest, for the respective preceding year.

     VuCo GmbH & Co. shall make quarterly down-payments regarding the costs referred to in Art. 4.1 amounting to one quarter of the budgeted ancillary costs for this year. Any difference between the down-payments for a calendar year and the respective invoice shall be settled between the parties by a single payment payable one month after receipt of the annual invoice pursuant to this Art. 4.3.

4.4 Behringwerke shall adjust the quarterly down-payment in its reasonable discretion in accordance with Section 315 BGB if circumstances affecting such payments should change. This adjusted down-payment shall become payable as of the Rent Payment Date following receipt of the relevant written notice.

ARTICLE 5 - VALUE ADDED TAX

All amounts owed hereunder are net, i.e. without Value Added Tax (VAT; UMSATZSTEUER). If a payment is subject to VAT, such tax shall be paid in addition against presentation of an invoice in accordance with the requirements pursuant to Section 14 VAT Act (Section 14 UMSATZSTEUERGESETZ).

ARTICLE 6 - LIABILITY, ENCUMBRANCES, RESPONSIBILITY

From the Closing Date VuCo GmbH & Co. shall be responsible for the safe condition of the Premises including VuCo GmbH & Co.'s equipment and attachments, whether internal or external, and for the safe operation of the Business. Furthermore, VuCo GmbH & Co. shall fully comply with all applicable laws, regulations, rules, ordinances and requirements, including environmental laws, of any governmental authority having jurisdiction over the Premises or the Business.

ARTICLE 7 - INSURANCE

7.1 Notwithstanding any other provision of this Agreement, insurance with respect to the Premises shall be maintained to the extent reasonable as follows:

     7.1.1 Behringwerke agrees to purchase, maintain and keep in force during the term of this Agreement, insurance against damage or destruction as result of risks as are for the time being reasonably required to be covered such as fire, lightning, explosion, riot, civil commotion, acts of terrorism, aircraft and other aerial devices or articles dropped therefrom (other than war risks), storm, flood and burst pipes in a sum equal to the full reinstatement costs of the Premises and fixtures, equipment and personal property contained therein, including the costs of demolition, shoring up and site clearance and all architect's, surveyor's and other professional fees and incidental expenses in connection with reinstatement and business interruption insurance covering the Premises. Such policies shall (i) name VuCo GmbH & Co. as an additional insured and, with respect to business interruption insurance, as a loss payee, and (ii) provide that said insurances shall not be cancelled unless 30 (thirty) day's prior written notice shall have been given to VuCo GmbH & Co.

     7.1.2 VuCo GmbH & Co. agrees to purchase, maintain and keep in force during the term of this Agreement, a comprehensive general liability insurance policy and such further insurance or insurances which are necessary in respect of the Business. Such policies shall (i) name Behringwerke as an additional insured, and (ii) provide that said insurances shall not be cancelled unless thirty (30) days' prior written notice shall have been given to Behringwerke. For purposes of any general liability claims made in respect of the Premises, VuCo GmbH & Co.'s comprehensive general liability policy will be primary, and Behringwerke's will be secondary.

7.2 Upon request, each party shall deliver to the other certificates evidencing insurance coverage upon the Closing Date and upon each renewal of said insurances.

7.3 VuCo GmbH & Co. and Behringwerke each agree that to the extent reasonably possible the respective insurance carried by it against loss or damage by fire or other casualty shall contain a clause whereby the insurer waives its rights of recourse against the other party.

     Pursuant to the foregoing, Behringwerke and VuCo GmbH & Co. hereby waive all claims for recovery from the other party for any loss or damage to any of its property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance. The foregoing waiver shall be in force only if such VuCo GmbH & Co.'s and Behringwerke's insurance policies contain a clause providing that such waiver shall not invalidate the insurance.

7.4 If either Party fails to comply with its obligation to insure then, without prejudice to its other remedies, the other party may effect and maintain the relevant insurance and the premium and other costs of so doing (including without limitation the cost of obtaining any insurance valuations) shall be paid by the party failing to take such insurance.

ARTICLE 8 - USE OF PREMISES

8.1 VuCo GmbH & Co. shall only use the Premises or any part thereof in accordance with the terms of this Agreement and like a diligent businessman in the pharmaceutical business and shall comply with all legal requirements and authorizations and security guidelines of Behringwerke.

8.2 VuCo GmbH & Co. shall not do anything that would unreasonably impair or interfere with or tend to impair or interfere with any activities of Behringwerke or any other party on the Marburg sites. VuCo GmbH & Co. shall install at VuCo GmbH & Co.'s expense all equipment, safety device, pollution control systems or other installations required at any time with regard to the Business. The foregoing shall apply MUTATIS MUTANDIS to Berhingwerke. Further Behringwerke shall use its best efforts that no unreasonable impairment of or interference with the Business is caused by other tenants of the Behringwerke site in Marburg.

8.3 Behringwerke warrants that as of the date hereof applicable zoning and land use law permits the use of the Premises as described in Art. 1.2. VuCo
     GmbH & Co. is responsible to maintain in place all permits required by law, regulation, ordinance or other requirement of any governmental authority with respect to the operation of the Business, except to the extent that only Behringwerke may obtain such permits or to the extent that such permits are required for common areas or entire buildings in which VuCo GmbH & Co.'s portion of the Premises is less than 100%, in which event Behringwerke must obtain such permits. The costs for such permits shall be apportioned between the users of these buildings equal to their portion of the area (FLACHENANTEIL) of the buildings.

8.4 VuCo GmbH & Co. shall not make any material alterations, improvements, or additions of or to the Premises (collectively the "Alteration") without first submitting to Behringwerke plans and specifications therefor and obtain Behringwerke's prior written consent in each and every instance, which consent shall not be unreasonably withheld or delayed. All alterations made by VuCo GmbH & Co. shall be at the expense and the sole risk of VuCo GmbH & Co.

8.5 Before installing any heavy objects, VuCo GmbH & Co. shall ascertain from Behringwerke the bearing capacity of the floors. The authorized bearing capacity (in absolute terms and per square meter) may not be exceeded, otherwise VuCo GmbH & Co. shall be liable for all damage caused thereby and shall reimburse Behringwerke in respect of any claims resulting therefrom.

8.6 Appliances and installations may only be connected to the existing mains, and operated, in accordance with the mains' capacity. No interferences must be caused by such appliances and installations. VuCo GmbH & Co. shall inform itself about the capacity not be exceeded. VuCo GmbH & Co. shall bear the cost of any alterations or new installations of the mains or other supply or disposal pipes necessary due to VuCo GmbH & Co.'s operations. Behringwerke, however, assures to its best knowledge that the mains in place are sufficient for the Business as currently conducted.

ARTICLE 9 - MAINTENANCE AND REPAIRS

9.1 VuCo GmbH & Co. is responsible for proper servicing, maintenance and repair of the Premises and shall maintain the Premises in good order and repair, as required by law, necessary to ensure the safety and health of all persons on the Premises.

9.2 Behringwerke is responsible for repairs of all common areas and of such parts of buildings which, while not being part of the Premises, are necessary for the Premises being used in accordance with the terms of this Agreement. Further all necessary works and repairs which have to be capitalized shall be performed by Behringwerke.

9.3 VuCo GmbH & Co. shall only be excused of its obligation to pay rent if Behringwerke, having been requested by VuCo GmbH & Co. in writing with reasonable notice to do so, has not met its obligation under Art. 9.2 and such failure renders the affected portion of the Premises unusable for 5
     (five) consecutive days. After such 5 (five) day period VuCo GmbH & Co. will not be obligated to pay rent for such portion until such time as such portion is repaired and returned to usable condition in compliance with all relevant laws, regulations and administrative orders.

ARTCLE 10 - DESTRUCTION OF PREMISES

10.1 If the Premises or any part thereof are severely damaged or destroyed to an extent that repair is likely to create costs in excess of 40 % of its current partial value (TEILWERT) ("Damaged Property"), VuCo GmbH & Co. shall give immediate notice thereof to Behringwerke and shall enable Behringwerke to immediately assess the damages.

10.2 If Behringwerke determines, following its assessment of the damage which has occurred, that the Damaged Property cannot be repaired or reconstructed, as the case may be, within a reasonable period or with reasonable efforts and expenses (in either circumstance, the "Loss Event") the parties shall use their best efforts to agree on an adequate solution acceptable to both parties. If the parties fail to agree within two months of the Loss Event Behringwerke may elect not to repair or reconstruct the Damaged Property and may thereupon terminate this Agreement with regard to the respective part of the Premises delivering to VuCo GmbH & Co. notice of such election. In such event, the rent shall be reduced proportionately. VuCo GmbH & Co. can terminate the lease if the remaining Premises are insufficient for the Business and Behringwerke cannot provide for a reasonable alternative. In case the Damaged Property is not repaired or reconstructed, Behringwerke shall be entitled to all payments made by insurers with respect to the Damaged Property.

ARTICLE 11 - STRUCTURAL CHANGES BY BEHRINGWERKE


11.1 Behringwerke may, even without VuCo GmbH & Co.'s consent, carry out any improvements or structural changes necessary or expedient to maintain, preserve, modernize or expand the Premises, to eliminate imminent danger, or to repair defects. In such case, Behringwerke shall reasonably take into account the interests of VuCo GmbH & Co. VuCo GmbH & Co. shall allow Behringwerke reasonable access to the Premises at reasonable times and shall not obstruct or delay the execution of the work.

11.2 VuCo GmbH & Co. shall only be entitled to make claims against Behringwerke because of any work carried out pursuant to Art. 11.1 if VuCo GmbH & Co.'s activities have been considerably impaired thereby for more than 5 (five) consecutive days.

ARTICLE 12 - ASSIGNMENT AND SUBLETTING

12.1 VuCo GmbH & Co. is only entitled to assign or transfer all or any of its rights, benefits and obligations under this Agreement to affiliates (as defined in sec. 15 et seq. Stock Corporation Act - AKTIENGESETZ) of Chiron Corporation. Any other assignment or sublet needs the prior written consent of Behringwerke which consent shall not be unreasonably withheld. Behringwerke is only entitled to assign all or any of its rights, benefits and obligations under this Agreement to affiliates (as defined in Sec. 15 et.seq. Stock Corporation Act - AKTIENGESETZ) of Hoechst AG. Any other assignment by Behringwerke needs the prior written consent of VuCo GmbH & Co. which consent shall not be unreasonably withheld.

12.2 In the event of subtenancy, VuCo GmbH & Co. shall be absolutely liable for all acts and omissions of the sub-tenant.

12.3 In the event of subtenancy, VuCo GmbH & Co. hereby and as of now assigns to Behringwerke as security all claims, including any accompanying liens which it may have against the sub-tenant.

ARTICLE 13 - CHANGE OF LEGAL ENTITY, SALE OF BUSINESS

13.1 VuCo GmbH & Co. must notify Behringwerke immediately of any change in control of VuCo GmbH & Co. or of its intention to sell or close the Business or any material part thereof.

13.2 In case of the sale of VuCo GmbH & Co.'s business or a part thereof, buyer has no claim to have this Agreement assigned to him.

ARTICLE 14 - SIGNS

     Subject to all applicable zoning or regulatory requirements, VuCo GmbH & Co. may install at its own expense and after obtaining any necessary permits and Behringwerke's approval (which shall not be unreasonably withheld) appropriate monument signs at the entrance to the Premises which in any event may be comparable in number, size and overall impact to the monuments of Behringwerke in the same or similar locations and appropriate additional exterior signs on the buildings; provided, however, that upon termination of this Agreement VuCo GmbH & Co. shall remove said sign(s) and repair damages caused thereby.

ARTICLE 15 - INDEMNIFICATION

15.1 VuCo GmbH & Co. will indemnify, defend and hold Behringwerke and its shareholders, subsidiaries, affiliates, officers, directors, agents and employees harmless from and against any claims, costs, liabilities, fines, damages or expenses (including reasonable attorney's fees) arising from or alleged to arise from or out of VuCo GmbH & Co.'s operations or from or out of an act, omission, fault, negligence or other misconduct of VuCo GmbH & Co., its agents, ser-vants, employees, visitors or contractors with or at the areas of the Premises over which VuCo GmbH & Co. has control occurring after the Closing Date, except arising out of Behringwerke's gross negligence.

15.2 Behringwerke will indemnify, defend and hold VuCo GmbH & Co. and its general and limited partners, subsidiaries, affiliates, officers, directors, agents and employees harmless from and against any claims, costs, liabilities, fines, damages or expenses (including reasonable attorney's fees) arising from or alleged to arise from or out of Behringwerke's operations or from or out of an act, omission, fault, negligence or other misconduct of Behringwerke, its agents, servants, employees, visitors or contractors on the Premises or the Marburg sites, except arising out of VuCo GmbH & Co.'s gross negligence.

15.3 To the extent the mutual obligations pursuant to Art. 15.1 and 15.2 exceed the statutory liability, such obligations shall apply only if approved by the respective insurance companies.

15.4 Neither Party shall be responsible for consequential damage hereunder.

ARTICLE 16 - DEFAULT, TERMINATION

16.1 The statutory provisions, except Section 554 German Civil Code (Section 554
     BGB), shall apply for the termination of the Lease for serious cause.

16.2 Behringwerke may terminate the Lease without notice in particular if one or more of the following events of default occur during the term of this
     Agreement:

     16.2.1 VuCo GmbH & Co. fails to pay any regular instalment of Rent and/or ancillary costs when due and such default continues for 15 (fifteen) days upon receipt of a written notice from Behringwerke, provided Behringwerke needs not furnish more than 2
               (two) such notices in any calendar year; or

     16.2.2 VuCo GmbH & Co. defaults in the performance of any other requirement, obligation or covenant of this Agreement and any such failure continues for 30 (thirty) days after notice thereof from Behringwerke (excepting, however, any default which is not reasonably susceptible of cure within said period of 30 (thirty) days and which VuCo GmbH & Co. shall in good faith and with due diligence be proceeding to cure); or

     16.2.3 bankruptcy or composition proceedings are instituted against VuCo GmbH & Co. or if a petition in bankruptcy filed by VuCo GmbH & Co. is dismissed for lack of assets; or

     16.2.4 the interest of VuCo GmbH & Co. in the Premises is taken upon execution or by other process of law directed against VuCo GmbH & Co., or taken upon or subjected to any attachment by any creditor of VuCo GmbH & Co. or claimant against VuCo GmbH & Co., and such attachment is not discharged within 15 (fifteen) days.

16.3 VuCo GmbH & Co. may also terminate the Lease if the Business cannot be operated on the Premises due to public law; provided that VuCo GmbH & Co. shall use reasonable efforts to avoid the applicability of such law, including obtaining a waiver.

16.4 VuCo GmbH & Co. hereby grants to Behringwerke full and free right to enter into and upon the Premises in such event as permitted by law, to repossess the Premises and to remove objects belonging to VuCo GmbH & Co.

16.5 Any and all objects in the possession of VuCo GmbH & Co. at termination of the lease (irrespective of ownership) or to which VuCo GmbH & Co. has a claim, may be removed and/or stored at the discretion of Behringwerke at the risk, cost and expense of VuCo GmbH & Co. VuCo GmbH & Co. shall pay to Behringwerke, upon demand any and all expenses incurred in such removal and all storage charged against such property so long as the same shall be in Behringwerke's possession or control. Any such objects not retaken by VuCo GmbH & Co. from storage within 40 (forty) days after removal from the Premises may be sold (VERWERTET) by

     Behringwerke without restrictions. The proceeds less any and all costs and claims by Behringwerke shall be paid to VuCo GmbH & Co.

16.6 On termination of the Lease, whether in accordance with this Art. 16 or Art. 2 of this Agreement, VuCo GmbH & Co. shall immediately surrender the Premises, and deliver possession thereof to Behringwerke, properly renovated and repaired. This shall include: all repairs pursuant to Art. 10.1, renewal of the floor coverings and wall paper, painting of radiators and heating pipes, as well as of doors, window frames and door frames, all at least to the standard as of the Closing Date. Should VuCo GmbH & Co. surrender the Premises without having carried out the work described above, Behringwerke may carry out all necessary work at VuCo GmbH & Co.'s expense. Behringwerke's claim in respect of the costs thereby incurred shall also subsist if these works are carried out by the subsequent tenant.

ARTICLE 17 - HAZARDOUS MATERIALS

17.1 Hazardous materials or material to be monitored (UBERWACHUNGSBEDURFTIG) or waste as defined by the applicable laws, regulations and administrative orders relating to chemicals, hazardous materials and waste (CHEMIKALIEN-, GEFAHRSTOFF- UND ABFALLRECHT) may only be stored, handled, treated, disposed of, discharged, produced, processed or used by VuCo GmbH & Co. anywhere in or on the Premises or the common areas with the prior written consent of Behringwerke and in full compliance with all applicable laws, regulations and administrative orders. Such consent shall not unreasonably be withheld. Such consent of Behringwerke is not required for the use of such hazardous materials or material to be monitored or waste as are currently in use or being created on the Premises. VuCo GmbH & Co. shall keep and maintain updated material safety data sheets (or similar documents required by law) and shall make them available for Behringwerke's inspection upon request.

17.2 Each of Behringwerke and VuCo GmbH & Co. shall (i) promptly notify the other of any complaints, notice or other correspondence received from any third party concerning any actual or alleged violation of any applicable law, regulation or administrative order regarding hazardous materials, material to be monitored or waste; (ii) promptly notify the appropriate public body in case of any emission, release, leakage or emergency of any kind (STORFALL).

17.3 VuCo GmbH & Co.'s responsibilities, covenants and liabilities under this Art. 17 shall survive the expiration or earlier termination of this Agreement. Any events arising from acts or omissions occurring prior to the Closing Date are the responsibility of Behringwerke.

ARTICLE 18 - FORCE MAJEURE

     Neither party shall be responsible for delays or inability to perform its obligations hereunder due to force majeure or for other causes beyond the reasonable control of such party including acts of other tenants, governmental restriction, regulation or control, labor dispute, accident, mechanical breakdown, shortages or inability to obtain labor, fuel, steam, water, electricity or materials, acts of God, enemy action, civil commotion or fire or other casualties.

ARTICLE 19 - CONFIDENTIALITY

19.1 Any information whether written, oral or otherwise provided by a party to the other party and any information obtained by a party in connection with this Agreement, including the terms and conditions of this Agreement, shall be treated as confidential by the party receiving such information, shall only be used for purposes consistent with this Agreement and shall not be disclosed to any third party unless the party who provided such information has given its prior written consent to such other use or disclosure; provided, however, that each party may disclose such information for purposes consistent with this Agreement to its employees, agents and sub-contractors, if such employee, agent or sub-contractor agrees to keep such information confidential as if it were a party hereto.

19.2 The obligations of confidentiality, including the obligations of restricted use, shall continue for a period of ten years after the termination of this Agreement.

19.3 Excluded from the restrictions provided in Art. 19.1 and 19.2 above is all information that has been disclosed by one party to the other party and which is:

     19.3.1 information that such other party possessed in its own right before disclosure by the first party;

     19.3.2 information that is in the public domain at the time of disclosure by a party or has become part of the public domain through no fault of the other party having received such information;

     19.3.3 information that such other party has received, without restriction on its disclosure, legitimately from a third party not deriving the same from the party who made the original disclosure.

19.4 Information which must be disclosed in order to comply with any laws, regulations or administrative or court orders may only be disclosed to the entities named in such laws, regulations or orders. Prior to such disclosure, the other party must be informed about the nature, extent and contents of the information to be disclosed.

ARTICLE 20 - LAW; VENUE

This Agreement shall be governed by, and construed in accordance with, the law of the Federal Republic of Germany. The arbitration clause in the Contribution Agreement shall not be applied.

ARTICLE 21 - FINAL PROVISIONS

21.1 Behringwerke, his agents or representatives shall, upon giving prior notice, be entitled to inspect the Premises during VuCo GmbH & Co.'s normal business hours and at reasonable intervals. In the event of a release or other environmental emergency or any other emergency at the Premises Behringwerke shall have the right to enter the Premises for purposes of responding to such release or emergency at any time without giving VuCo GmbH & Co. notice in advance.

21.2 The access to the Premises shall be governed by Art. 11 of the Master Service Agreement.

21.3 VuCo GmbH & Co. may only set-off (AUFRECHNUNG), and exercise rights of retention (ZURUCKBEHALTUNG), regarding claims against the rent or ancillary costs if these claims are undisputed between the parties or acknowledged by Behringwerke or confirmed by a non-appealable decision.

21.4 Any amendment, cancellation or supplement of a provision of this Agreement, including this Art. 21.4 and any notification under this Agreement must be in writing in order to be valid, unless more stringent requirements as to the form are stipulated by the applicable law.

21.5 This Agreement embodies the entire agreement between the parties hereto with regard to the subject matter hereof and there have been no agreements, representations or warranties between the parties with regard to the subject matter hereof other than those set forth or provided for herein.

21.6 The Annexes hereto are integral parts of this Agreement, and all references herein to this "Agreement" shall also include the Annexes.

21.7 If any provision of this Agreement is held to be prohibited by or invalid, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. To the extent that a provision is ineffective or invalid, it shall be replaced by an effective and valid provision which comes as close as possible to the economic purpose of the ineffective or invalid provision.

__________, this ___ day of __________, 1996


BEHRINGWERKE AG                         [VuCo GmbH & Co.]

______________________________          ______________________________
By:                                     By:
Title:                                  Title:

Annex 1.1.(a) to Lease Agreement



------------------------------------------------------------------------------
                                               Usage by Vaccine Unit
                                   -------------------------------------------
                                                                           2
Building                              %                                   m
------------------------------------------------------------------------------

H 6                                 19,5                                   663
------------------------------------------------------------------------------
H 10                                30,0                                  1058
------------------------------------------------------------------------------
H 12                                61,0                                  2312
------------------------------------------------------------------------------
H 15                                51,0                                     ?
------------------------------------------------------------------------------
Z 20                                 6,0                                    33
------------------------------------------------------------------------------
Z 21                                40,0                                   690
------------------------------------------------------------------------------
Z 25                                 6,2                                   404
------------------------------------------------------------------------------
Z 26/30                             19,9                                  1287
------------------------------------------------------------------------------
H 33                                49,9                                  1205
------------------------------------------------------------------------------
H 38                                25,8                                    66
------------------------------------------------------------------------------
M 544                               10,0                                    49
------------------------------------------------------------------------------
H 70                                 0,3                                     ?
------------------------------------------------------------------------------
H 11                                75,0                                  1734
------------------------------------------------------------------------------
H 21                                50,0                                  2727
------------------------------------------------------------------------------
H 26                               100,0                                  1565
------------------------------------------------------------------------------
H 28                                75,0                                  5400
------------------------------------------------------------------------------
H 32                                66,0                                   515
------------------------------------------------------------------------------
H 34                                80,0                                   317
------------------------------------------------------------------------------
M 218                               40,0                                   592
------------------------------------------------------------------------------
M 537                              100,0                                  1440
------------------------------------------------------------------------------

                                              ANNEX 1.4 (b)
                                  TO THE PURCHASE AGREEMENT


                          PARTNERSHIP AGREEMENT
                                   OF
                  CHIRON BEHRING BIOCINE GmbH & CO. KG
                 (FORMER: BEHRING VAKZINE GmbH & CO. KG)

                                 BETWEEN
                             BEHRINGWERKE AG
                                   AND
        32.  CORSA VERWALTUNGSGESELLSCHAFT mbH ("32.CORSA GmbH")
                                   AND
        31.  CORSA VERWALTUNGSGESELLSCHAFT mbH ("31.CORSA GmbH")


In consideration of the Purchase and Assignment Agreement between Behringwerke AG and 31. Corsa GmbH (the "Purchase Agreement"), the Contribution Agreement between Behring Vakzine GmbH & Co KG and Behringwerke AG and the Shareholders' Agreement between Behringwerke and 3 1. Corsa GmbH. the Parties to this Agreement agree to the following terms of their partnership:


  1.  NAME, REGISTERED OFFICE

      1.1   The name of the Partnership shall be

                  CHIRON BEHRING BIOCINE GmbH & CO. KG

      1.2   The Partnership has its registered office in Marburg.



  2.  PURPOSE OF THE PARTNERSHIP

      2.1 The purpose of the Partnership is the development, production and distribution of pharmaceutical products, in particular human vaccines.

      2.2 The Partnership is entitled to take all actions which are necessary or appropriate to further the purpose of the Partnership directly or indirectly.

      2.3 The Partnership is entitled to establish other enterprises and branches within Germany and other countries or to acquire other business enterprises, including partnerships, thereon.


  3.  PARTNERS; PARTNERSHIP CAPITAL

      3.1 The General Partner is 32.Corsa GmbH. The General Partner does not make a capital contribution and does not participate in the capital of the Partnership.

      3.2   The Limited Partners of the partnership are

            3.2.1     Behringwerke AG with a partnership interest of 51%

            3.2.2     31. Corsa GmbH with a partnership interest of 49%.


      3.3 The capital of the Partnership has been or will be contributed in kind by Behringwerke AG pursuant to be Contribution
            Agreement prior to the transfer of the 49% interest in the Partnership pursuant to the Purchase Agreement. The capital contribution of Behringwerke under the Contribution Agreement is fixed and may not be withdrawn.

      3.4 The capital contribution of the Limited Partners to be registered in the commercial register (Hafteinlage) shall be:

            3.4.1 Behringwerke AG DM 2,550,000 (in words: Deutsche Mark two million five hundred fifty thousand)

            3.4.2 31. Corsa GmbH DM 2,450,000 (in words: Deutsche Mark two million four hundred fifty thousand)

      3.5 The capital accounts I and II determine the interest of each of the Partners in the Partnership ("Partnership Interest").


  4.  PARTNER ACCOUNTS

      4.1 For each partner,a capital account I, a capital account II, a reserve account, a loss carry forward account and a transaction account shall be maintained.

      4.2 The contribution to be registered in the commercial register shall be booked into the capital account I of each of the Limited Partners. This capital account is fixed. Pursuant to the Contribution Agreement Behringwerke has contributed DM 5,000,000 (in words: Deutsche Mark five million) in kind to the capital account I of Behringwerke, of which 49 % will be transferred to the capital account I of 31. Corsa GmbH.

      4.3 The remainder of the capital contribution of Behringwerke in accordance with the Contribution Agreement shall be booked into the capital account II of Behringwerke.

            4.3.1 49 % of such capital is transferred according to the Purchase Agreement to the capital account II of 31. Corsa GmbH.

            4.3.2 Any future contribution of Behringwerke to the Partnership pursuant to the Contribution Agreement will be booked at 51% into the capital account II of Behringwerke and at 49% into the capital account II of
                      31. Corsa GmbH.

            4.3.3 The contributions to the capital accounts II are fixed and may not be withdrawn by either Partner.

      4.4 Profits of the Partnership which are not distributed are booked into the reserve account of each Partner in proportion to their Partnership Interest.

      4.5 Losses attributable to each Partner shall be booked into the loss-carry-forward account of each Partner in proportion to their Partnership Interest.

      4.6 Distributable profit shares, withdrawals, compensation for services rendered, commissions, other than commissions pursuant to clause 4.7 of the Purchase Agreement, which shall be paid to Behringwerke in accordance with the Purchase Agreement, reimbursement of expenses, interest and all other payments between the Partnership and the Partners shall be booked into the respective transaction accounts.

      4.7 In addition, separate loan accounts shall be kept to the extent Partners grant loans to the Partnership.

      4.8 The capital accounts I and II, the reserve accounts and the transaction account shall not bear interest. Debit and credit balances of loan accounts, if any, shall bear interest at the rate specified in the relevant loan agreement, if any, or at due year FIBOR.


  5.  FISCAL YEAR, ANNUAL FINANCIAL STATEMENTS; INDEMNIFICATION

      5.1   The fiscal year runs from January 1 of each year to December 31.

      5.2 Within two months after the end of each fiscal year,the General Partner shall prepare the annual financial statements (annual balance sheet and profit and loss statements) for the preceding fiscal year and shall promptly submit and explain the annual financial statements to the Advisory Board members and to the appointed auditors for the purpose of examination.

      5.3 With respect to the structure (Gliederung) and evaluation (Bewertung), the financial statements shall comply with such applicable for corporations (Kapitalgesellschaften) pursuant to German generally accepted accounting principles ("GAAP"), a supplement (Anhang) and situation report (Lagebericht) are not necessary. As a matter of principle, the financial statements must comply with the applicable provisions of profit determination pursuant to German Income Tax Law (einkommensteuerliche Gewinnermittlung), unless compulsory commercial law provisions, this Partnership Agreement, or partnership resolutions provide otherwise.

            To the extent that assessments by the tax authorities require a revision of the financial statements, only such revised financial statements shall govern rights

      5.4 To the extent that assessments by the tax authorities require a revision of the financial statements, only such revised financial statements shall govern rights and duties of the parties hereunder. To the extent that such tax assessment requires a revision of the financial statements for several years, it is for internal purposes sufficient to amend the last financial statement. The distribution of profits pursuant to clause 6.2 shall be adapted for all financial statements subject to such revision.

      5.5 The financial statements shall be audited. Auditor may only be an internationally recognized Wirtschaftsprufungsgesellschaft acceptable to all parties hereof.

      5.6 Upon approval of the financial statements by the Advisory Board and the Partners' Meeting, they shall be signed by the Geschaftsfuhrer of the General Partner.

      5.7 The annual financial statements shall also be prepared in accordance with U.S. GAAP.


      5.8 Each Limited Partner may also, without approval of the General Partner, exercise information rights and controlling rights pursuant to sects. 118, 166 Commercial Law (HGB) whereby each Limited Partner can exercise such rights through a third person who is bound by a professional confidentiality obligation.


  6.  Distribution of Profits and Losses

      6.1 The Partners shall share in the profits and losses as calculated after deduction of the expenses of the General Partner and of any compensation otherwise due to the Partners in the ratio of their Partnership Interests. Regardless of the consummation of any transfer of the 51% Partnership Interest from Behringwerke AG to
            31. Corsa GmbH pursuant to the Purchase Agreement (i.e., exercise of Chiron Call Option or Behring Put Option), 31. Corsa GmbH shall at any time indemnify Behringwerke AG for any tax obligations relating to tax periods after the Closing Date of Behringwerke AG stemming from its Partnership Interest unless covered by clause 6.2; the indemnification is limited to tax claims relating to trade tax and value added tax but shall in no way include capital gain tax.

      6.2 Profit shares necessary to balance withdrawals of Partners for tax payments shall be booked on the transaction account. The remainder of the profits shall be booked into the reserve accounts or the loss carry forward accounts as appropriate, unless the Partners unanimously provide otherwise.

      6.3 As long as a loss carry forward exists in the loss carry forward accounts, it shall be compensated by subsequent profits. Only thereafter may any profit shares be booked into the transaction account or the reserve accounts.


  7.  WITHDRAWALS

      7.1 Each Partner may request withdrawals only from credit balances on its transaction account.

      7.2 Any withdrawals in excess thereof shall require a resolution by the Partners.


  8.  MANAGEMENT, REPRESENTATION

      8.1 The General Partner shall solely be entitled and shall have the sole responsibility to manage and represent the Partnership.

            The General Partner shall obtain the Advisory Board's approval for all business decisions which are of material importance to the Partnership, including, but not limited to, approval of the annual budget and the following matters:

            8.1.1 sale or acquisition of a company, parts of a company, business (Betriebe) or parts of a business
                      (Betriebsteile) or entering into, or termination of company lease agreements (Betriebspachtvertrage):

            8.1.2 sale, acquisition or encumbrance of controlling interests in any other company or business:

            8.1.3 taking up new area of business and activities or cessation of existing areas of business and activities;

            8.1.4 entering into, amendment and termination of enterprise contracts (Unternehmensvertrage);

            8.1.5 acquisition, sale and transfer, encumbrance and pledge of fixed assets, including real property, buildings and rights of real property nature (if the transaction value in each individual case is in excess of DM 500,000 (in words: Deutsche Mark five hundred thousand);

            8.1.6 entering into or amending any contract with a value of more than DM 500,000 (in words: Deutsche Mark five hundred thousand);

            8.1.7 taking up and granting of loans and credits, assumptions of guarantees, strict guarantees and other liabilities of similar nature if the transaction value in each case is in excess of DM 500,000 (in words:
                      Deutsche Mark five hundred thousand);

      8.2 The approval of the Advisory Board to be obtained pursuant to the foregoing may also be made in form of a general authorization for particular types of the aforementioned transactions and matters. Any such general authorization must precisely describe the transactions and matters in question as well as the purpose and the time frame in which they must be completed.


  9.  ADVISORY BOARD

      9.1 The Partnership shall have an Advisory Board. The Advisory Board shall be composed of four (4) members. Each Limited Partner shall appoint two members (including one senior member).

      9.2 The Advisory Board shall advise the management and shall consider for approval the consents required according to clause 8.

      9.3 The Advisory Board shall resolve its decision with a simple majority of its votes. In the event that a majority decision cannot be reached, the following special procedures shall be used to break a deadlock:

            9.3.1 the senior Advisory Board member appointed by Behringwerke, following reasonable consultation with the senior member appointed by the other party, shall have the decisive vote in matters relating to the following agreements:

            [CONFIDENTIAL TREATMENT REQUESTED]

            9.3.2 The senior Advisory Board member appointed by Chiron, following reasonable consultation with the senior member appointed by the other party, shall have the decisive vote in all other matters referred to the Advisory Board.

      9.4 The Advisory Board shall meet at least every 14 months or whenever requested by the CEO or by any of the senior members of the Advisory Board. The meetings can be held by telephone or video conference. Meetings shall convene with a notice period of seven (7) days if not otherwise unanimously agreed. Action can be taken by unanimous written consent. The Advisory

            Board may adopt its own internal rules of procedure to be adapted from time to time.


  10. Partners' Resolutions, Partners' Meeting

      10.1 The decisions reserved to the Partners by law or by the Partnership Agreement regarding the affairs of the Partnership shall be made by resolutions of the Partners.

      10.2 Partners' resolutions shall be adopted in partners' meetings unless the General Partner requests that a resolution is adopted in writing, by telex, by telefax and no objection is raised by a Limited Partner.

      10.3 The partners' meeting shall be called by the General Partner in its own right or upon request of any Limited Partner. The General Partner may join the partners' meetings unless the partners request otherwise.

      10.4 The partners' meeting shall have a quorum when at least 75% of the Limited Partnership Interest is represented. If a properly convened meeting has no quorum within one (1) hour of the time for which it was convened, the meeting shall automatically be adjourned and reconvened for the same time at the same place five business days later. Such reconvened meeting shall have a quorum if at least one Limited Partner is present. All resolutions of the partners' meeting require a simple majority of the votes present or represented at the meeting unless a higher majority is required by law.

      10.5 Each DM 1,000 of the Limited Partnership is equivalent to one vote.

      10.6 Except as otherwise provided in this Partnership Agreement, the Partners may also vote in matters of their own.

      10.7  Resolutions of the Partners shall be recorded in the minutes of the Partners' meeting or, in case of resolutions adopted outside of such meetings, in separate minutes to be drawn up and to be signed by the General Partner.The
            Partners shall in each case receive copies of such minutes without delay.
                                    10

      10.8 Partners may only challenge the validity of Partners' resolutions within a period of one month following adoption in a Partners' meeting in which they have participated, or following receipt of the minutes recording the Partners' resolution by filing suit. After expiration of the above period, any defect of a Partners' resolution shall be deemed cured.


  11. TRANSFER OF PARTNERSHIP INTERESTS

      The Partners agree that any transfer, assignment or encumbrance of the Partnership Interest or parts thereof requires the prior written consent of the other Partner, which shall not be unreasonably withheld, provide that, (i) no consent shall be required if the Limited Partnership interests are transferred, assigned or encumbered to, or for the benefit of, a wholly owned subsidiary of the respective Partner and which will remain such a wholly owned subsidiary of a Partner, and
      (ii) such Partner has proven to the other Partner by submission of a written agreement that such subsidiary has agreed to be bound by be terms of this Agreement and the Purchase Agreement. For the avoidance of doubt: no such transfer or assignment by 31. Corsa GmbH may in any respect impair Behringwerke AG's rights under the Purchase Agreement in particular, its rights against the Guarantor for payment of the Option Purchase Price in case the Chiron Call Option or the Behring Put Option is exercised.

  12. Bankruptcy

      In the event a bankruptcy or judicial composition proceeding is opened with respect to the assets of a Partner, the membership of such Partner shall terminate as soon as the underlying court order becomes final.


  13. TERM OF THE PARTNERSHIP

      13.1  The partnership shall commence upon its being established.

      13.2 The partnership is established for an indefinite period of time; the partnership may be terminated for the first time with a written notice of 6 months to December 31, 2001.

            If any of the Partners ceases to be a member of the partnership and his Partnership Interest is not transferred to a successor, the other Partner may take over the Partnership Interest in whole or in part.

      13.3 In case of dissolution of the partnership, the liquidation shall be effected in accordance with the statutory rules by liquidators. Each Limited Partner participates in the liquidation surplus in the ratio of his Limited Partnership Interest.

      13.4 Effective as of January 1, 2002, this Partnership Agreement shall be adjusted to reflect the German Commercial Code (HGB).

  14. WITHDRAWAL COMPENSATION

      In the event a Partner withdraws from the partnership or the membership of this Partner is terminated due to Sect. 12, such Partner shall receive a withdrawal compensation . The withdrawal compensation shall be the nominal amount of the Partnership Interest of the withdrawing partner plus the balance in his transaction account. The withdrawal compensation is payable in equal installments over a period of five years.

  15. Compensation of General Partner

      15.1 To the extent the General Partner's business activities are exclusively activities in connection with or on behalf of the Partnership, the Partnership shall reimburse the General Partner for all expenses incurred therewith.


      15.2 In addition to clause 15. 1, the General Partner shall receive at the end of each fiscal year of the Partnership a compensation in the amount of 2 % of the General Partner's net equity value as of the beginning of such financial year.

      15.3 Any compensation paid to the General Partner shall be booked as cost in the profit and loss statements of the Partnership.

  16. CAPITAL INJECTION; SHAREHOLDER LOANS

      16.1 Under no circumstances Behringwerke AG is obliged to inject any capital into the partnership or to grant any shareholder loans.

      16.2 31. Corsa GmbH undertakes the responsibility to ensure that the Partnership shall have sufficient cash to meet all its obligations for at least a period of 6 (six) months after the Closing Date as defined in the Purchase Agreement.

  17. CONCLUDING PROVISIONS

      17.1 The Partners shall keep all confidential information received from the partnership or from the other Partners in strict confidence without limitation in time, even after their withdrawal from the partnership.

      17.2 In case individual provisions of the Partnership Agreement are or become invalid in whole or in part, the validity of the remaining provisions shall remain unaffected thereby. The parties shall instead of the invalid provision agree on an appropriate valid provision which approximates best the intent and purpose of the invalid provision.

      17.3 This Partnership Agreement and its interpretation shall be governed by the laws of the Federal Republic of Germany. Court venue shall be Marburg for all disputes among the Partners.

      17.4 31. Corsa GmbH shall hold Behringwerke free and harmless from any damages and shall actually conduct all relevant negotiations and court proceedings on behalf of Behringwerke, as a consequence of any withdrawals from the capital account I caused or otherwise initiated by 31. Corsa GmbH, including withdrawals after exercise of the Chiron Call Option or the Behring Put Option and shall hold Behringwerke free and harmless; this also applies in case of withdrawals necessary for the satisfaction of clause 4.7 of the Purchase Agreement.

                                                                     ANNEX 3.4
                                                      to the Purchase Agreement



                               SHAREHOLDERS' AGREEMENT
                          For VuCo GmbH and VuCo GmbH & Co.
                          ---------------------------------



BETWEEN

Behringwerke AG
                                                               ("Behringwerke")


AND



         31. CORSA Verwaltungsgesellschaft mbH
                                                                      ("Buyer")



         (Behringwerke and the Buyer each also referred to as "Shareholder" or "Party")

INTRODUCTION

A. Pursuant to the purchase and assignment agreement, of which this Agreement forms an annex (the "Purchase Agreement"), Behringwerke has sold to Buyer a 49% interest in VuCo GmbH and VuCo GmbH & Co. (hereinafter collectively the "Companies").

B. With regard to the exercise of Behringwerke's and the Buyer's rights as shareholders and partners of the Companies, the Parties wish to enter into this Shareholders' Agreement in order to coordinate their cooperation with regard to the management of the Companies.

C. All terms defined in the Purchase Agreement shall have the same meaning in this Shareholders' Agreement.

In consideration hereof the parties agree as follows:

1.  STRUCTURE OF THE COMPANIES

    1.1 VuCo GmbH & Co. is organized as a limited partnership with VuCo GmbH as its sole general partner. VuCo GmbH & Co. will be exclusively managed and represented by VuCo GmbH.

    1.2 VuCo GmbH will be managed by a Chief Executive Officer (GESCHAFTSFUHRER). The Chief Executive Officer shall not be bound by fiduciary obligations vis-a-vis any particular Shareholder other than those applicable vis-a-vis all Shareholders pursuant to law, the Articles of Association of VuCo GmbH (the "Articles"), the Partnership Agreement of VuCo GmbH & Co. (the "Partnership Agreement") and this Shareholders' Agreement.

    1.3  VuCo GmbH & Co. shall have an Advisory Board (BEIRAT).

    1.4 To the extent the Companies will be required to establish an AUFSICHTSRAT by matter of law, the parties hereto will pursue the intent of this Agreement regardless of such AUFSICHTSRAT.

2.  RULES GOVERNING THE SHAREHOLDERS' MEETINGS AND PARTNERS' MEETINGS

    2.1 The shareholders' meetings of VuCo GmbH shall be convened at regular intervals not exceeding 14 months and upon no less than seven (7) business days notice in writing, such notice to include an agenda specifying the matters to be resolved.

    2.2 The shareholders' meetings of VuCo GmbH shall be called in by the Chief Executive Officer of VuCo GmbH in its own right or upon request of any Shareholder. The Chief Executive Officer may join the shareholders' meetings, unless any Shareholder requests otherwise.

    2.3 The shareholders' meeting shall have a quorum when at least 75 % of the stated capital of VuCo GmbH are represented. If a properly convened meeting has no quorum within 1 (one) hour of the time for which it was convened, the meeting shall automatically be adjourned and reconvened for the same time at the same place five business days later. Such reconvened meeting shall have a quorum if at least one Shareholder is present. All resolutions of the shareholders' meeting require a simple majority of the votes, present or represented at the meeting, unless a higher majority is required by law.

    2.4 For the partners' meetings of VuCo GmbH & Co., the foregoing provisions shall apply MUTATIS MUTANDIS.


3.  PRINCIPLES OF MANAGEMENT

    3.1 The management of VuCo GmbH shall obtain the Advisory Board's approval for all business decisions which are of material importance to VuCo GmbH or VuCo GmbH & Co., including, but not limited to, approval of the annual budget and plan, and the following matters:

         (a) sale or acquisition of a company, parts of a company, business (BETRIEBE) or parts of a business (BETRIEBSTEILE) or entering into, or termination of company lease agreements
              (BETRIEBSPACHTVERTRAGE);

         (b) sale, acquisition or encumbrance of controlling interests in any other company or business;

         (c) taking up new area of business and activities or cessation of existing areas of business and activities;

         (d) entering into, amendment and termination of enterprise contracts (UNTERNEHMENSVERTRAGE);

         (e) acquisition, sale and transfer, encumbrance and pledge of fixed assets, including real property, buildings and rights of a real property nature, if the transaction value in each individual case is in EXCESS of DM 500,000 (in words: Deutsche Mark five hundred thousand);

         (f) entering into or amending any contract with a value of more than DM 500,000 (in words: Deutsche Mark five hundred thousand);

         (g) taking up and granting of loans and credits, assumption of guarantees, strict guarantees and other liabilities of the similar nature if the transaction value in each case is in excess of DM 500,000 (in words: Deutsche Mark five hundred thousand);

         (h) any of the transactions and matters listed and referred to under sub-para. (a) through (g) above carried out by VuCo in its capacity as general partner of VuCo GmbH & Co. for and on behalf of VuCo GmbH & Co.

3.2 The approval of the Advisory Board to be obtained pursuant to para. 3.1 above may also be made in form of a general authorization for particular types of the aforementioned transactions and matters. Any such general authorization must precisely describe the transactions and matters in question as well as the purpose and the time frame in which they must be completed.

4.  ADVISORY BOARD

    4.1 The Advisory Board shall be composed of 4 (four) members. Each Party shall appoint two members (including one senior member).

    4.2 The Advisory Board shall advise the management and shall consider for approval the consents required according to Sect. 3.1. The Chief Executive Officer of VuCo GmbH shall be nominated by the Advisory Board to the Shareholders for appointment. The Advisory Board shall negotiate and determine the employment contract with the Chief Executive Officer.

    4.3 The Advisory Board shall resolve its decisions with a simple majority of its votes, In the event that a majority decision cannot be reached, the following special procedures shall be used to break the deadlock:

         (a) the Senior Advisory Board Member appointed by Behringwerke, following reasonable consultation with the Senior Member appointed by the other party. shall have the decisive vote in matters relating to the following agreements:

              [CONFIDENTIAL TREATMENT REQUESTED]

         (b) the Senior Advisory Board Member appointed by Buyer, following reasonable consultation with the Senior Member appointed by the other party, shall have the decisive vote in all other matters.

    4. The Advisory Board shall meet at least every 14 months or whenever requested by the Chief Executive Officer or by any of the senior members of the Advisory Board. The meetings can be held by telephone or video conference. Meetings shall convene with a notice period of 7 (seven) days if not otherwise unanimously agreed. Action can be taken by unanimous written consent. The Advisory Board may adopt its own internal rules of procedure to be adapted from time to time.

5.  EXERCISE OF VOTING RIGHTS

    5.1 Shareholders' resolutions or partners' resolutions in shareholders' meetings, as the case may be, regarding the following matters shall require a unanimous vote of the shareholders or the partners:

         (a)  matters concerning capital increases and capital decreases.

         (b)  appointment of the Chief Executive Officer.

         (c) appointment of the Companies' auditors, determination (FESTSTELLUNG) of the annual financial statements and profit distributions including distributions of reserves (RUCKLAGEN):

         (d)  exoneration (ENTLASTUNG) of the managing directors.

         (e) amendments of the Articles or the Partnership Agreement to the extent that such amendments relate to, or have an impact on, any of the matters stipulated, mentioned or referred to in this Shareholders' Agreement:

         (f) transformation (UMWANDLUNG) of the Companies as defined in Sec. 1 Umwandlungsgesetz or dissolution of the Companies:

         (g) entering into, amendment and termination of enterprise contracts (UNTERNEHMENSVERTRAGE);

         (h) transfer of any decision powers of shareholders' meeting of VuCo GmbH or the partners"meeting of VuCo GmbH & Co. to any committees;

         (i) the sale or acquisition of assets having a value in excess of DM 50 million;

         (j) debt financing in excess of DM 50 million, other than financing of accounts receivable;

         (k) matters relating to the Overview Agreement after the consent and approval contemplated by section 5.1.4 of the Purchase Agreement has been obtained;

         (1) matters relating to the Sales Promotion and Consignment Agreement between Behringwerke and Centeon Pharma dated September 28, 1995 and effective as of July 1, 1995.

    5.2 If Behringwerke and Buyer are unable in two consecutive shareholders' meetings or partners' meetings, as the case may be, to reach an unanimous decision on matters requiring their unanimous vote and if they have not been able to resolve the matter within 30 days after the date of the second shareholders' meeting or partners' meeting, then Behringwerke and the Buyer can submit this matter to the respective member of the management board (VORSTAND) of Hoechst AG in charge of the business activities conducted by Behringwerke and of Guarantor for resolution. They shall meet as necessary in order to discuss and resolve the matter by mutual agreement considering, if feasible, the use of expert advisors.

    5.3 With regard to matters other than those listed and referred to in para. 4.3.a and 5.1 above, Behringwerke shall exercise its voting rights in shareholders' meeting of VuCo GmbH and partners' meetings of VuCo GmbH & Co. consistent with the manner in which the Buyer exercises its voting rights it being under-stood that with regard to the matters listed and referred to in para
         5.1 above, Behringwerke may exercise its voting rights at its free discretion.

6.  TRANSFER, ASSIGNMENT OR ENCUMBRANCE OF SHARES OR INTERESTS

    The Parties agree that any transfer, assignment or encumbrances of shares or interests in VuCo GmbH or VuCo GmbH & Co. or parts thereof requires the prior written consent of the other shareholder or partner not to be unreasonably withheld, PROVIDED THAT no consent shall be required if (i) the shares or interests are transferred, assigned or encumbered to, or for the benefit of a wholly-owned subsidiary of the respective shareholder/partner and (ii) such shareholder/partner has proven to the other shareholder/partner by submission of a written agreement that such subsidiary has agreed to be bound by the terms of this Agreement pursuant to Sect. 11.

7.  AMENDMENTS OF ARTICLES OF ASSOCIATION AND PARTNERSHIP AGREEMENT

    Insofar as amendments of the Articles and the Partnership Agreement or any other resolutions are necessary or expedient for the execution and implementation of the provisions of this Shareholders' Agreement, Behringwerke and the Buyer shall procure that the appropriate resolutions are passed and all other necessary actions are taken promptly after the Closing Date.


8.  Financials; Information

    8.1 The financial statements of VuCo GmbH and VuCo GmbH & Co. shall be audited by an auditor (WIRTSCHAFTSPRUFER) nominated by the shareholders' meeting.

    8.2. Each Shareholder shall have the right to inspect (either itself or by advisors subject to a professional obligation of secrecy) during normal business hours (and at other times by agreement) all books, records and other information maintained for or by the Companies and (to the extent legally permissible) those maintained for or by its associated undertakings. The right to inspect shall include the right to take copies. Each Shareholder shall also have the right of access to the Companies' premises (either itself or by advisors subject to a professional obligation of secrecy) during normal business hours (and otherwise by agreement) for the above purpose and to inspect and review the premises.

9.  Duration

    This Agreement shall take effect as of the Closing Date and shall expire

    (a) as of the date of notarization of the acceptance of the Behring Put Option or the Chiron Call Option, as the case may be, pursuant to Art. 3 of the Purchase Agreement, or

    (b) as of the date at which the right of Behringwerke to exercise the Behringwerke Put Option and the right of the Buyer to exercise the Chiron Call Option pursuant to Art. 3 of the Purchase Agreement has expired, or

    (c)  at such other date on which the Parties have mutually agreed.

10. NO PARTNERSHIP

    None of the provisions of this Agreement shall be deemed to constitute a partnership between the Shareholders and neither of them shall have any authority to bind the other in any way.

11. SUCCESSORS AND ASSIGNMENTS

    This Agreement shall enure for the benefit of and be binding on the respective successors in title and permitted assignees of each Shareholder which shall procure prior to the transfer of any of its Shares that each such transferee shall enter into a written agreement with the other Shareholders by which the transferee agrees to be bound by terms identical, mutatis mutandis, to the terms of this Agreement (including the terms of this clause as regards any subsequent transfer of the Shares).

                                                            Annex 4.6 to the
                                                            Purchase Agreement





                          [CONFIDENTIAL TREATMENT REQUESTED]

                                     (1 Page)

                                                              Annex 4.7 to the
                                      to the Purchase and Assignment Agreement

                       TERMS AND CONDITIONS FOR COMMISSION




1. Under Art. 4.7 of the Purchase and Assignment Agreement, Buyer agrees to pay Behringwerke, in addition to the Fixed Cash Purchase Price and the Option Purchase Price, a yearly Commission on the sales of Guarantor's and its affiliates' vaccine products listed on ANNEX 1 hereto for use in Germany during the years 1997 through 2001, calculated as [CONFIDENTIAL TREATMENT REQUESTED] of the excess of net sales over the following forecast:


    -     1997:    DM [CONFIDENTIAL TREATMENT REQUESTED]

    -     1998:    DM [CONFIDENTIAL TREATMENT REQUESTED]

    -     1999:    DM [CONFIDENTIAL TREATMENT REQUESTED]

    -     2000:    DM [CONFIDENTIAL TREATMENT REQUESTED]

    -     2001:    DM [CONFIDENTIAL TREATMENT REQUESTED]


    Such figures shall be adjusted for actual inflation on the basis of a consumer price index (four-person-households average income) from Closing Date to December 31 of each of the above-mentioned years.


2. Buyer shall submit to Behringwerke by March 31 of the years 1997 through 2002 an auditable calculation and documentation of the total sales of Buyer's vaccine products in Germany.


3. The Commission shall be due and payable on March 31 of each respective year. Payment shall be made in Deutsche Mark by wire transfer free of cost to the account of Behringwerke listed in clause 4.4 of the Purchase and Assignment Agreement in time to be received on the respective due date. Late payments shall bear interest at discount rate plus three basis points.


4. Behringwerke's experts (as designated by Behringwerke and reasonably acceptable to Buyer) shall be entitled to audit, together with the respective department of

    Buyer, any such calculations presented by Buyer, shall have reasonable access to the business sites of Behring Vakzine GmbH & Co. or any successor and to all books, records and other documents relating to such calculation, and shall obtain from Buyer all information reasonably requested. The persons performing such audit on Behringwerke's behalf shall treat confidential any information that they had access to, shall use such information solely for the purpose of confirming the amounts due hereunder, and shall report to Behringwerke's management exclusively.


5. To the extent an audit pursuant to clause 3 above reveals any differences from the calculation presented by Buyer, the balance shall be settled in accordance with clause 3 within four weeks after the parties agreed on such difference.


6. As used herein, "net sales" means the amount invoiced for sales to unaffiliated third parties of Guarantor, less (i) discounts, rebates, chargebacks and allowances, (ii) returns, credits, recalls and withdrawals, (iii) freight, insurance and packaging, (iv) V.A.T. and other excise taxes, duties and other governmental charges, all to the extent any of these are applicable to such sales.

                                                                      Annex 1 of
                                             Annex 4.7 of the Purchase Agreement





                          [CONFIDENTIAL TREATMENT REQUESTED]

                                    (1 page)

                                                                   Annex 7.1.16
                                                       to the Purchase Agreement






                          [CONFIDENTIAL TREATMENT REQUESTED]

                                    (1 page)

                                                                  Annex 7.1.18
                                                         to Purchase Agreement





                          [CONFIDENTIAL TREATMENT REQUESTED]

                                    (1 page)

                                                                 Annex 7.1.19
                                                    to the Purchase Agreement






                          [CONFIDENTIAL TREATMENT REQUESTED]

                                    (2 pages)

                                                                  ANNEX  8



                                                      to Purchase Agreement





Use of name:

-  Chiron Behring Biocine GmbH

-  Chiron Behring Biocine GmbH & Co. KG


Use of logo:


BEHRING

                                                                     ANNEX  11



                                                         to Purchase Agreement





                              HOECHST AKTIENGESELLSCHAFT




Chiron Corporation
4560 Horton Street
Emeryville, CA   94608-2916

USA                                                           February 6, 1996



Ladies and Gentlemen:

Referring to the Purchase and Assignment Agreement to be entered between Chiron GmbH and Behringwerke Aktiengesellschaft relating to the human vaccine business of Behringwerke Aktiengesellschaft we confirm the following:

1. For a period of five (5) years from the Closing Date of the aforementioned Purchase and Assignment Agreement (the "Protected Period") Hoechst and affiliated companies within the meaning of Section 18 of the German Stock Corporation Law (Aktiengesetz) will refrain from developing, marketing, producing, selling or otherwise distributing human prophylactic vaccines against infectious diseases.

2. This obligation of non-competition shall be applicable worldwide, but for the following:

    Hoechst Ag owns a [Confidential Treatment Requested]. In addition, certain Hoechst AG affiliates manufacturer and sell human vaccine products [Confidential Treatment Requested]. Hoechst commits that none of these aforementioned affiliates will [Confidential Treatment Requested].

3. Hoechst AG shall continue with VuCo GmbH & Co. the existing arrangements between Behringwerke and Hoechst AG with respect to the distribution of human vaccine products outside Germany at arm's length terms to be agreed upon, for not less than [Confidential Treatment Requested].

                                                                      ANNEX 11

4. In the event that, within 5 years from the Closing Date, VuCo proposes to have developed a human vaccine that is covered by an existing Hoechst AG patent, VuCo shall have the right to obtain a license under such patent for such product on commercially reasonable terms.

5. Hoechst hereby consents to clause 3.5 of the Contribution Agreement as it relates to Hoechst patents.


Yours Sincerely,


HOECHST AKTIENGESELLSCHAFT

                         [CONFIDENTIAL TREATMENT REQUESTED]

[Certain confidential information has been omitted from the Agreement and filed separately with the Securities and Exchange Commission pursuant to a request by Registrant for confidential treatment pursuant to Rule 24b-2. The omitted confidential information has been identified by the following statement:
"CONFIDENTIAL TREATMENT REQUESTED".]

                        CLOSING AGREEMENT

by and among

Behringwerke Aktiengesellschaft
D-30501 Marburg
represented by its members of the Management Board, Prof Dr. Dr. Uwe Bicker and Dr. Bernd Neuefeind

(hereinafter "Behringwerke")

                                                          - on the one side -

and

Chiron Corporation

4560 Horton Street, Emeryville, CA 94608-2916, U.S.A.
represented by its Chairman of the Board, Dr. William J. Rutter

(hereinafter "Chiron")

and

31. CORSA Verwaltungsgesellschaft mbH

represented by power of attorney by
Dr. Dino Dina,

(hereinafter "31.  CORSA")

                                                          - on the other side -


(Behringwerke, Chiron and 31. CORSA are hereinafter collectively referred to as the "Parties" or, individually, as the "Party", as the context requires.)

    PREAMBLE

A.  On February 17, 1996, the Parties entered into a Purchase and
    Assignment Agreement (Notarized Deed A. Prot. 1996/20 of the notary public Dr. Werner Wenger in Basle - hereinafter the "Purchase Agreement") with respect to the transfer 49% of the interests in a newly organized limited partnership which will continue to operate the human vaccine business of Behringwerke under the name Chiron Behring GmbH & Co (presently registered under the name Behring Vakzine GmbH & Co) and the transfer of a share in the nominal value of DM 24,500 in Chiron Behring Biocine GmbH Verwaltungsgesellschaft (which will be renamed into and referred to herein- after as "Chiron Behring GmbH") being the general partner of Chiron Behring GmbH & Co (hereinafter collectively the "Interests").

B. Under the Purchase Agreement, the effectiveness of the transfer of the Interests requires the fulfillment of certain conditions. The Parties now wish to clarify the status of and to modify such conditions.

C. The Parties also wish to amicably settle certain issues which have come to their attention since the execution of the Purchase Agreement.

    NOW, THEREFORE, the Parties agree as follows:


    1.   FULFILLMENT OF CONDITION

         1.1   Behringwerke hereby declares that

              (i) Chiron Behring GmbH & Co is holding all official approvals for the operation of the Business (as defined in the Purchase Agreement) as currently conducted pursuant to the ARZNEIMITTELGESTZ, GENTECHNIKGESETZ, TIERSCHUTZGESETZ and BUNDESSEUCHENGESETZ;


              (ii) the Operating Lease Agreement between Behringwerke
                   and Chiron Behring GmbH & Co will terminate with effect as of the Closing Date (as defined hereinafter);

              (iii)the Contribution Date pursuant to the Contribution Agreement
                   (all as defined in the Purchase Agreement) has occurred on April 1, 1996;

              (iv) Behring Vakzine GmbH (formerly the Institut fur
                   Produkttest und Verbrauchsforschung GmbH) is no longer a general partner of Chiron Behring GmbH & Co and Chiron Behring GmbH is now the sole general partner;

              (vi) the management of Chiron Behring GmbH has agreed to
                   the split of one of the shares of Behringwerke in Chiron Behring GmbH with a nominal value of DM 25,000 into two shares with nominal values of DM 24,500 and DM 500, respectively, and to the transfer of the DM 24,500 share to
                   31. CORSA.

         1.2 Chiron hereby declares that the necessary merger control approval for the implementation of the Purchase Agreement has been granted.

         1.3 Subject to the provisions of clause 6, the Parties mutually waive the condition stated in clause 5.1.4 of the Purchase Agreement, i.e., [CONFIDENTIAL TREATMENT REQUESTED]

              During the interim period until the assignment of [CONFIDENTIAL TREATMENT REQUESTED] is effected with or without amendments, Behringwerke shall internally place Chiron Behring GmbH & Co as it would be if such assignment had been effected as of the Closing Date (as defined hereinafter).


    2.   PAYMENT OF THE PURCHASE PRICE

         2.1 The Parties are in agreement that 31. CORSA shall pay the purchase price for the Interests in the amount as agreed in clause 4 of the Purchase Agreement (i.e., DM 171,813,430.40, of which DM 313,430.40 represents 49% of the rent under the Operating Lease Agreement) on July 1, 1996 to be received by, Behringwerke by 11:00 h on such date on the following bank account:

                        COMMERZBANK AG, FRANKFURT A.M.-HOCHST
                                ACCOUNT NO.: 251 57 57
                           BANK SORT CODE (BLZ): 500 400 00

              Behringwerke hereby warrants that Chiron Behring GmbH & Co has received prior to July 1, 1996 a rent under the Operating Lease Agreement (as defined in the Purchase Agreement) for the months of April through June in an amount of DM 639,653.88 (plus V.A.T. if applicable). Behringwerke shall promptly deliver to 31 CORSA, with a copy to Chiron, written evidence (bank statement) of such receipt.

         2.2 Upon receipt of the purchase price, Behringwerke shall immediately deliver to 31 CORSA a receipt of the purchase price received. Such receipt shall be forwarded first by telecopy and then by overnight courier to the attention of Ms. Jessica Hoover at Chiron, Emeryville.

3.  CLOSING DATE

    Under the condition that Behringwerke has received the purchase price for the Interests as agreed in clause 2 above, the transfer of the Interests shall be effective as of July 1, 1996, 0:01 h (the "Closing Date").


4.  GUARANTEE

    In accordance with clause 14.3 of the Purchase Agreement Chiron agrees to the following:

    In the event that Chiron does not exercise the Chiron Call Option by March 31, 1998, and if at that time or any time thereafter the long term credit rating of Chiron's senior debt securities falls below grade "A" of Standard & Poor's rating or Moody's comparable rating, Chiron will provide a letter of credit from a commercial bank, acceptable to Behringwerke, or other credit support fully satisfactory to Behringwerke, in an amount sufficient to satisfy 31. CORSA's obligation to pay the Option Purchase Price (assuming Behringwerke exercise the Behring Put Option in March 2001).

    The foregoing is deemed to satisfy in full Chiron's obligations under clause 14.3 of the Purchase Agreement.


                           [CONFIDENTIAL TREATMENT REQUESTED]

                           [CONFIDENTIAL TREATMENT REQUESTED]


6.  PARTNERSHIP AGREEMENT

    The Parties are in agreement that promptly hereinafter and with effect as of the Closing Date, Behringwerke, 31. CORSA and Chiron Behring GmbH shall enter into the Partnership Agreement as agreed in the Purchase Agreement. The Parties shall promptly procure the necessary filings at the competent commercial register with respect to the registration of 31. CORSA as a new limited partner (Kommanditist) in Chiron Behring GmbH & Co.


7.  CASH MANAGEMENT

    Behringwerke hereby informs Chiron that Hoechst AG has agreed in the time being and until further notice (which will not be given prior to September 30, 1996) to finance any negative cash flow of Chiron Behring GmbH & Co up to an aggregate outstanding amount of DM 20,000,000. at an interest rate of DM LIBOR plus 0. 125 % p.a. for credits with a mutually fixed term not exceeding six months, and an interest rate equivalent to the then applicable call money rate plus 0.125% p.a. for call money credits.
    Details will be agreed upon for each individual credit in compliance with the then applicable rules of "Konzeminterner Finanzausgleich" (Group internal Borrowing and Lending) and/or "Tagesgeld-Aufnahme und Anlage" (Group internal Call Money Arrangements) of Hoechst AG. Chiron hereby unconditionally guarantees repayment of any such credit by Chiron Behring GmbH & Co when due.


8.  MISCELLANEOUS


    8.1 Unless otherwise expressly stated herein, all terms of the Purchase Agreement shall remain in force.

                           [CONFIDENTIAL TREATMENT REQUESTED]

                           [CONFIDENTIAL TREATMENT REQUESTED]

IN WITNESS HEREOF, the Parties have executed this Closing Agreement in triple originals by their respective, duly authorized Board Members.



BEHRINGWERKE AKTIENGESELLSCHAFT

Date: June 29, 1996
By:



    /s/ Dr. Uwe Bicker
-------------------------------------------------
    (Prof. Dr. Dr. Uwe Bicker)



    /s/ Bernd Neuefiend
-------------------------------------------------
    (Dr. Bernd Neuefeind)


CHIRON CORPORATION

Date: June 29, 1996
By:



    /s/ Dr. William J. Rutter
-------------------------------------------------
    (Dr. William J. Rutter)


31. CORSA VERWALTUNGSGESELLSCHAFT MBH

Date: June 29, 1996
By:

    /s/ Dr. Dino Dina
-------------------------------------------------
    (Dr. Dino Dina)

June 29, 1996



                          [CONFIDENTIAL TREATMENT REQUESTED]

[Certain confidential information has been omitted from the Agreement and filed separately with the Securities and Exchange Commission pursuant to a request by Registrant for confidential treatment pursuant to Rule 24b-2. The omitted confidential information has been identified by the following statement:
"CONFIDENTIAL TREATMENT REQUESTED".]



Behringwerke Aktiengesellschaft
D-30501 Marburg
Germany


Re: Closing Agreement dated June 29, 1996 between Chiron Corporation, 31 CORSA and Behringwerke AG


Gentlemen:

As set forth in clause 1.3 of the Closing Agreement, Chiron Corporation and 31 CORSA have agreed to waive the condition stated in clause 5.1.4 of the Purchase Agreement. Such waiver is conditioned upon the following agreement:


(a) Subject to paragraph (b) below, in the event that [CONFIDENTIAL TREATMENT REQUESTED] Behringwerke shall fully indemnify Chiron Behring GmbH & Co for any damage suffered. This damage shall be calculated on the basis of the time period of [CONFIDENTIAL TREATMENT REQUESTED]

(b) The obligation of Behringwerke to indemnify Chiron Behring GmbH & Co under paragraph (a) is limited to an amount equal to [CONFIDENTIAL TREATMENT REQUESTED]

(c) In the event that the [CONFIDENTIAL TREATMENT REQUESTED] are not assigned to Chiron Behring GmbH & Co by November 30, 1996 each party shall be entitled to rescind the Closing, in which case Behringwerke shall pay back to 31. CORSA any purchase price paid plus an interest of 5.125% p.a. and 31. CORSA shall retransfer to Behringwerke the Interests. Any additional damages by either party is excluded, other than for damages incurred as a result of a breach by either party of their obligation under clause d.

June 29, 1996

Behringwerke Aktiengesellschaft




(d) Subject to the foregoing, the Parties will use their best efforts to ensure that the assignment [CONFIDENTIAL TREATMENT REQUESTED] occurs as soon as possible and [CONFIDENTIAL TREATMENT REQUESTED].


If the foregoing accurately reflects your understanding of our agreement, please sign a copy of this letter for our records.

Very truly yours,


CHIRON CORPORATION

By:      /s/ William J. Rutter
       --------------------------
         William J. Rutter
         Chairman


31. CORSA Verwaltungsgesellschaft mbH

By:      /s/ Dino Dina
       --------------------------
       Dino Dina, pursuant to a power of attorney


Agreed and Accepted:


BEHRINGWERKE AKTIENGESELLSCHAFT

By:      /s/ Dr. Dr. Uwe Bicker
       --------------------------
       Prof. Dr. Dr. Uwe Bicker

By:      /s/ Dr. Bernd Neuefeind
       --------------------------
       Dr. Bernd Neuefeind